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Prospectus Supplement to Prospectus dated March 29, 2001.

$600,000,000

Corning Incorporated

    3.50% Convertible Debentures due November 1, 2008

    The debentures are senior unsecured obligations of Corning Incorporated. We will pay interest on the debentures on May 1 and November 1 of each year. The first interest payment will be made on May 1, 2002. The debentures will be issued only in denominations of $1,000 and integral multiples of $1,000.

    You may convert the debentures into common stock of Corning Incorporated at any time prior to their maturity or redemption or repurchase by us. The conversion price is $9.6750 per share, subject to adjustment in certain circumstances. This is equivalent to an initial conversion rate of 103.3592 shares for each $1,000 principal amount of debenture.

    Our common stock is listed on the New York Stock Exchange under the symbol "GLW". The last reported sale price for our common stock on November 8, 2001 was $7.74 per share.

    On or after November 8, 2004, we may redeem all or a portion of the debentures which have not been previously converted, at the redemption prices set forth in the prospectus. You may require us to repurchase any debentures held by you if certain change in control events occur. We may choose to pay the repurchase price in cash or, if we satisfy specified conditions, shares of our common stock or a combination of cash and common stock.

    See "Risk Factors" beginning on page S-12 to read about certain factors you should consider before buying the debentures.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Debenture	Total
Initial Public Offering Price	100.00%	$600,000,000
Underwriting discount	2.25%	$13,500,000
Proceeds, before expenses, to Corning Incorporated	97.75%	$586,500,000

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the debentures will accrue from the date of the original issuance of the debentures, expected to be November 14, 2001.

    To the extent the underwriters sell more than $600,000,000 principal amount of debentures, the underwriters have the option to purchase up to an additional $90,000,000 principal amount of debentures from Corning Incorporated at the initial public offering price less the underwriting discount.

    The underwriters expect to deliver the debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November 14, 2001.

Goldman, Sachs & Co.                                                             JPMorgan

                   Banc of America Securities LLC

                                     Salomon Smith Barney

Credit Suisse First Boston

Prospectus Supplement dated November 8, 2001.

Prospectus Supplement

FORWARD-LOOKING STATEMENTS

    The statements in this prospectus supplement and the accompanying prospectus that are not historical facts are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify forward-looking statements, which include, but are not limited to, our projected earnings set forth in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001. These forward-looking statements involve risks and uncertainties that may cause the outcome to be materially different. Some of these risks and uncertainties may have increased due to the events of September 11, 2001 and its effect on the economy and the general business environment. There are risks and uncertainties in addition to those detailed in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference. These risks and uncertainties include the following:

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  global economic conditions;
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  currency fluctuations;
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  product demand and industry capacity;
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  competitive products and pricing;
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  sufficiency of manufacturing capacity and efficiencies;
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  cost reductions;
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  availability and costs of critical materials;
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  new product development and commercialization;
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  attracting and maintaining key personnel;
  •
  order activity and demand from major customers;
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  fluctuations in capital spending by customers in the telecommunications industry and other business segments;
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  changes in the mix of sales between premium and non-premium products;
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  possible disruption in commercial activities due to terrorist activity and armed conflict;
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  facility expansions and new plant start-up costs;
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  the effect of regulatory and legal developments;
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  capital resource and cash flow activities;
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  capital spending;
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  equity company activities;
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  interest costs;
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  credit rating and ability to obtain financing and capital on commercially reasonable terms;
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  financial risk management;
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  acquisition and divestiture activities;
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  the rate of technology change;
  •
  the level of excess or obsolete inventory;
  •
  the ability to enforce patents;
  •
  product and components performance issues; and
  •
  stock price fluctuations.

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PROSPECTUS SUPPLEMENT SUMMARY

    This summary contains a general summary of the information contained in this prospectus supplement. Investors should carefully consider the information set forth under "Risk Factors" in this prospectus supplement.

Corning Incorporated

Our Company

    We trace our origins to a glass business established in 1851. Our present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989. Today, we are a global corporation competing in three operating segments: Telecommunications, Advanced Materials and Information Display. Our business strategy is to focus on attractive global markets in which our leadership in materials and process technology will allow us to achieve and sustain competitive advantage and superior growth over time.

  Telecommunications

    Our Telecommunications segment produces optical fiber and cable, optical hardware and equipment and photonics components used in the worldwide telecommunications industry. We offer a wide selection of fibers for use in long-haul, utility, submarine, local exchange, cable TV and premises applications. We provide a substantial portion of the world's optical fiber, including LEAF® optical fiber, a technologically advanced high-speed, high-data-rate fiber. Corning Cable Systems manufactures fiber-optic cable and network hardware that is deployed throughout the world.

    Our Photonics Technologies business provides products that maximize the capacity, flexibility, performance and reliability of communications networks worldwide. Our photonics products boost, combine, separate and connect optical signals transmitted over fiber-optic telecommunications networks. We are a leading supplier of optical amplifiers and were among the first to offer an innovative multiplexer module that allows optical signals to be added or dropped as they travel through a communications network.

  Advanced Materials

    Our Advanced Materials segment, which manufactures environmental products, science products, semiconductor materials, optical and lighting products and glass ceramic cooktops, has been a mainstay of our growth for decades.

    Our cellular ceramic products are component parts of catalytic converters on cars, trucks and buses worldwide. Virtually every vehicle manufacturer around the world demands new products that reduce emissions, as mandated by global clean-air legislation. Recently introduced advanced cellular ceramic products are expected to enable vehicle manufacturers to achieve substantially reduced emissions over the next decade. Similar technologies are used to reduce emissions from stationary power plants.

    New products from our Life Sciences business, which include polymer microplates, and which stem from our expertise in complex polymers, surface chemistry and molecular biology, are useful in pharmaceutical and scientific research. Our advanced microplates allow for more efficient drug testing.

    Our fused silica products enable semiconductor manufacturers to use microlithography techniques to achieve the miniaturization that is required for the manufacture and processing of chips for computer applications.

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  Information Display

    Our Information Display segment manufactures glass panels and funnels for televisions and cathode-ray tubes; projection video lens assemblies; and liquid crystal display glass for flat panel displays. We are a leading supplier of flat glass used in active matrix liquid crystal displays for notebook computer screens, desktop monitors, digital cameras, personal digital assistants and automotive displays. Ultra-thin, precision-surface glass enables customers to create faster, larger and less expensive liquid crystal displays with higher resolution.

    Our lens assemblies, which are used widely in projection television systems, are being adapted to meet emerging requirements in digital and high-definition systems for entertainment, as well as commercial applications. Our traditional, more mature television glass business concentrates on glass face plates, panels, and funnels used to make color picture tubes.

    Our principal office is located at One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000.

S–4

The Offering

Securities Offered	$600,000,000 aggregate principal amount, or $690,000,000 if the underwriters exercise their option to purchase additional debentures in full, of our 3.50% Convertible Debentures due November 1, 2008. The debentures are senior unsecured obligations of Corning. Unless expressly stated otherwise, information in this prospectus supplement is presented based on the assumption that the option to purchase additional debentures is not exercised.
Offering Price	100% of the principal amount of the debentures.
Interest	The debentures will bear interest at 3.50% per annum from the date of original issuance, expected to be November 14, 2001, to be paid on May 1 and November 1 of each year, commencing on May 1, 2002.
Ranking	The debentures are senior unsecured obligations that rank equally with our existing and future unsecured and unsubordinated debt obligations.
Maturity	November 1, 2008.
Conversion Right
You may convert the debentures into shares of our common stock initially at a conversion price of $9.6750 per share of our common stock at any time before the close of business on November 1, 2008, unless we have previously redeemed or repurchased the debentures. If your debenture is called for redemption or surrendered for repurchase upon a change in control, you may convert the debentures up to, but excluding and not after, the date fixed for redemption or repurchase, as the case may be. The initial conversion price is equivalent to an initial conversion rate of 103.3592 shares for each debenture. The conversion price may be adjusted in certain circumstances. See "Description of the Debentures—Conversion Rights" in this prospectus supplement.

For a discussion of the U.S. federal tax treatment of the conversion as well as the purchase, ownership and disposition of the debentures and our common stock, see "United States Federal Income Tax Consequences" in this prospectus supplement.
Optional Redemption by Corning
We may redeem some or all of the debentures at our option at any time on or after November 8, 2004 at the redemption prices set forth in "Description of the Debentures—Optional Redemption by Corning Incorporated" in this prospectus supplement.

S–5

Repurchase at Option of Holder upon a Change in Control
If we are the subject of a change in control, you may require us to repurchase some or all of your debentures at a price equal to 100% of the principal amount of the repurchased debenture plus interest accrued but unpaid to, but excluding, the repurchase date. If you have exercised your option to require us to repurchase your debentures upon a change in control by delivering to us a repurchase notice, you may not convert your debentures unless and until you withdraw the repurchase notice. We may, at our option, elect to pay the repurchase price in cash or, if we satisfy specified conditions, common stock or a combination of cash and common stock. If we pay with our common stock, it will be valued at 95% of the average closing sales price of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. See "Description of the Debentures—Repurchase at Option of Holders upon a Change in Control" in this prospectus supplement.
Use of Proceeds
We intend to use the net proceeds for general corporate purposes, including working capital requirements, the funding of a portion of our normal, ongoing capital spending program, and the possible funding of future acquisitions.
Events of Default	The following will be events of default under the senior indenture for the debentures:
• we fail to pay any interest on any debenture when due and that non-payment continues for 30 days;
• we fail to pay the principal of or any premium on any debenture when due;
• we fail to provide the notice that we are required to give in the event of a change in control;
•
we fail to perform any other covenant in the senior indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding debentures; and
• events of bankruptcy, insolvency or reorganization specified in the senior indenture.
See "Description of Debt Securities and Guarantees—Default Remedies and Waiver of Default" in the accompanying prospectus.
Listing	The debentures will not be listed on any securities exchange or quoted on the Nasdaq National Market.
Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol "GLW".

S–6

Book-Entry system
We will issue the debentures only in fully registered form and in minimum denominations of $1,000 principal amount. The debentures will initially be represented by one or more global securities, which will be deposited with a custodian for, and registered in the named of a nominee of, The Depository Trust Company, or DTC, in New York City. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC and its participants. See "Description of the Debentures—Book-Entry System" in this prospectus supplement.
Governing Law	The indenture and the debentures will be governed by the laws of the State of New York.
Trustee	The trustee under the senior indenture of the debentures will be The Chase Manhattan Bank.
Risk Factors
See "Risk Factors" and other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should consider carefully before deciding to invest in the debentures.

S–7

Summary Consolidated Financial Data

    The following tables contain our consolidated financial data as of and for the periods presented. The financial data at and for the five years ended December 31, 2000 have been derived from our audited financial statements. The financial data at and for the nine months ended September 30, 2001 and September 30, 2000 have been derived from our unaudited financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair statement of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full fiscal year. You should read the following financial data in conjunction with the financial statements, including the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine Months Ended September 30,			Year Ended December 31,
	2001	2000		2000		1999		1998		1997		1996
	(In millions, except per share amounts and ratio)
BASIC (LOSS) EARNINGS PER SHARE
Continuing operations	$(5.21)	$0.57		$0.48		$0.67		$0.48		$0.59		$0.49
Discontinued operations				0.01		0.00		0.09		0.04		(0.19)

Net (loss) income	$(5.21)	$0.57		$0.49		$0.67		$0.57		$0.63		$0.30

DILUTED (LOSS) EARNINGS PER SHARE
Continuing operations	$(5.21)	$0.55		$0.46		$0.65		$0.47		$0.57		$0.48
Discontinued operations				0.02		0.01		0.09		0.04		(0.18)

Net (loss) income	$(5.21)	$0.55		$0.48		$0.66		$0.56		$0.61		$0.30

Shares used in computing per share amounts for:
Basic earnings per share	929	844		858		765		733		729		726
Diluted earnings per share	929	873		879		795		778		781		765
Dividends declared	$0.12	$0.18		$0.24		$0.24		$0.24		$0.24		$0.24
Ratio of earnings to fixed charges (a)	(b )	NA		4.6	x	5.4	x	4.8	x	6.7	x	7.3	x
OPERATIONS
Net sales	$5,298	$5,043		$7,127		$4,741		$3,832		$3,831		$3,328
Nonoperating gains		7		7		30	(i)	40	(l)(m)			22	(o)
Research, development and engineering expenses	484	371		540		378		307		263		200
Amortization of purchased intangibles, including goodwill	364	144		245		28		22		22		16
Acquisition-related charges		140		463
		(d)(e)(f)(g)		(d)(e)(f)(g)(v)
Provision for impairment and restructuring	5,111 (c)					1	(j)(k)	85	(k)			6
(Benefit) taxes on income from continuing operations	(29)	303		407		207		150		223		174
Minority interest in earnings of subsidiaries	(11)	(17)		(24)		(67)		(62)		(77)		(60)
Dividends on convertible preferred securities of subsidiary						(2)		(14)		(14)		(14)
Equity in earnings of associated companies	119	125		185		112		97		79		84
Impairment of equity investment		(36	)(h)	(36	)(h)
(Loss) income from continuing operations	$(4,843)	$480		$409		$511		$355		$431		$355
Income (loss) from discontinued, operations, net of income taxes				13		5		66	(n)	31		(137	)(p)
Extraordinary charge, net of income taxes and minority interest												(1)

NET (LOSS) INCOME	$(4,843)	$480		$422		$516		$421		$462		$217

FINANCIAL POSITION
Working capital	$2,142	$2,247		$2,685		$430		$348		$326		$524
Plant and equipment, net	5,300	4,092		4,679		3,202		2,784		2,337		1,874
Goodwill and other intangible assets, net (c)(u)(v)	2,346	3,582		7,340		507		506		473		426
Total assets	12,684	12,188		17,526		6,526		5,464		5,080		4,558
Long-term debt(q)(r)	3,901	1,946		3,966		1,490		1,218		1,277		1,333
Common shareholders' equity(c)(s)(t)(u)(w)	6,031	7,852		10,633		2,463		1,706		1,429		1,133

S–8

Notes to Summary Financial Information

(a)
For purposes of computing the ratio of earnings to fixed charges: earnings consist of (1) income from continuing operations before taxes on income, equity in earnings of associated companies and minority interest; (2) dividends received from equity investees; (3) amortization of previously capitalized interest; and (4) fixed charges net of capitalized interest; fixed charges consist of: (1) interest on indebtedness, including capitalized interest; (2) amortization of debt issuance costs; and (3) a portion of rental expenses which represents an appropriate interest rate factor.

(b)
Earnings for the nine months ended September 30, 2001 are inadequate by approximately $4.94 billion to cover fixed charges primarily due to the significant asset impairment and restructuring charges incurred in 2001.

(c)
In the second quarter of 2001, we recorded pre-tax charges of approximately $4.65 billion to impair a significant portion of goodwill and $116 million to impair intangible assets. Of the total charge of approximately $4.76 billion, approximately $3.15 billion related to the acquisition of the optical components business from Pirelli and Cisco and approximately $1.61 billion related to goodwill resulting from the acquisition of NetOptix Corporation. Both transactions were completed in 2000. We also recorded a restructuring charge of $8 million ($5 million after tax) in the second quarter of 2001. In the third quarter of 2001, we approved and began executing formal plans to close three manufacturing facilities in the photonic technologies business and downsize our workforce, primarily in the Telecommunications segment, prior to the end of 2001. As a result of these actions, we recorded a total charge of $339 million ($222 million after tax) which includes a restructuring charge of $103 million and a charge to impair property, plant and equipment of $236 million.

(d)
During the first quarter of 2000, we recognized a charge of $47 million ($43 million after tax) for one-time acquisition costs related to the acquisition of Oak Industries, accounted for as a pooling of interests.

(e)
In February 2000, we acquired British Telecommunication's Photonics Research Center for approximately $66 million in cash. We recorded a first quarter charge of $42 million ($26 million after tax) for in-process research and development.

(f)
In June 2000, we acquired the remaining 67% interest in IntelliSense Corporation in exchange for 6 million shares of our common stock and the assumption of stock options convertible into 2 million shares of our common stock. This consideration was valued at approximately $410 million. As part of the transaction, we recorded a second quarter charge of $7 million for in-process research and development.

(g)
In May 2000, we acquired the remaining 84% interest in NZ Applied Technologies (NZAT) including the optical data networks industry, in exchange for our common stock. We issued approximately 1 million shares of common stock at closing with a value of approximately $75 million, and placed an additional 1 million shares in escrow to be issued over the next three years contingent upon NZAT achieving certain product development and sales milestones. As of September 30, 2001, NZAT has earned and been issued 1 million of the shares in escrow. Upon acquisition, we recorded a charge of $44 million for in-process research and development.

(h)
Pittsburgh Corning Corp. (PCC) is a 50%-owned equity investment of our company. PPG Industries, Inc. is the other 50% owner. On April 16, 2000 PCC filed for Chapter 11 reorganization in the United States Bankruptcy Court for the Western District of Pennsylvania. As a result of this event, we recorded an after-tax charge of $36 million to impair our entire investment in PCC in the first quarter of 2000.

S–9

(i)
During the third quarter of 1999, we sold Republic Wire and Cable for approximately $52 million in cash and short-term notes. We recorded a non-operating gain of $30 million ($10 million after tax and minority interest) as a result of this transaction.

(j)
In the third quarter of 1999, we recognized an impairment loss of $15 million pre-tax ($10 million after tax) in connection with management's decision to sell Quanterra Incorporated. Disposition of the business occurred in January 2000.

(k)
In the second quarter of 1998, we recorded a restructuring charge of $85 million ($49 million after tax and minority interests). During the fourth quarter of 1999, we determined that the actual costs of certain benefits included in the retirement incentive program were less than originally estimated in the second quarter of 1998 and released restructuring reserves totaling $14 million ($9 million after tax).

(l)
In the second quarter of 1998, Molecular Simulations, Inc. (MSI) merged with Pharmacopeia, Inc., a publicly traded company (NASDAQ: PCOP). We previously owned 35% of MSI and owned approximately 15% of the combined entity at the time of the merger. We realized a gain of $21 million ($13 million after tax) from this transaction.

(m)
In the fourth quarter of 1998, we recorded a nonoperating gain of $19 million ($10 million after tax) related to the divestiture of several small businesses within the science products division.

(n)
On April 1, 1998, we completed the recapitalization and sale of a controlling interest in our consumer housewares business to an affiliate of Borden, Inc. We received cash proceeds of $593 million and continue to retain a 3% interest in World Kitchen Inc., formerly the Corning Consumer Products Company. We recorded an after-tax gain of $67 million in the second quarter of 1998. The $66 million net income from discontinued operations includes a $1 million loss from operations of the discontinued business through March 31, 1998.

(o)
During 1996, Oak Industries recorded a pre-tax gain of $22 million on the sale of equity investments.

(p)
On December 31, 1996, we distributed all of the shares of Quest Diagnostics Incorporated and Covance Inc., which collectively comprised Corning's Health Care Services segment, to our shareholders on a pro rata basis. We recorded a provision for loss on the distributions of $176 million, offset by income from discontinued operations of $9 million, recognized in the first quarter of 1996. We recorded an additional $30 million of income from discontinued operations related to other businesses, including $11 million related to discontinued operations at Oak Industries.

(q)
In February 2000, we completed an offering of euro-denominated debt securities which generated net proceeds of $485 million. We used the proceeds as long-term financing of a portion of the cash purchase price for our acquisition of Siemens AG's worldwide optical cable and hardware business and including its 50% interests in Siecor Corporation and Siecor GmbH.

(r)
In November 2000, we completed an offering of $2.7 billion (amount due at maturity) of zero coupon convertible debentures which generated net proceeds of approximately $2 billion. The proceeds were used to finance a portion of the Pirelli transaction (see footnote v).

(s)
We closed an equity offering of approximately 45 million shares of our common stock on January 28, 2000. The transaction generated net proceeds of approximately $2.2 billion, of which approximately $645 million was used to fund a portion of the purchase price for the Siemens acquisition. The purchase price of $1.4 billion included approximately $120 million of assumed debt and contingent consideration of $145 million.

S–10

(t)
In November 2000, we closed an equity offering of approximately 35 million shares of common stock generating net proceeds of approximately $2.4 billion. The proceeds were used to finance a portion of the Pirelli transaction (see footnote v).

(u)
On May 12, 2000, we completed the acquisition of NetOptix Corporation, a manufacturer of thin film filters, for approximately 34 million shares of our common stock and the assumption of stock options convertible into approximately 2 million shares of our common stock for a total purchase price of approximately $2.1 billion. The excess of the purchase price over the estimated fair value of tangible assets acquired was allocated to goodwill. Goodwill of approximately $2.07 billion was recorded and amortized on a straight-line basis over 10 years. In the second quarter of 2001, we impaired approximately $1.61 billion of this goodwill.

(v)
On December 12, 2000, we completed the acquisition from Pirelli (90%) and Cisco Systems Inc. (10%) of their optical components and devices business based in Milan, Italy for approximately $3.6 billion in cash consideration to Pirelli and approximately 6 million shares of our common stock to Cisco for a total purchase price of approximately $4 billion (the Pirelli transaction). The excess of the purchase price over the estimated fair value of tangible assets acquired was allocated primarily to goodwill. Goodwill of approximately $3.47 billion was being amortized on a straight-line basis over 13 years. In the second quarter of 2001, we impaired $3.15 billion of goodwill and $116 million of intangible assets acquired in this transaction. We recorded a non-tax deductible charge of $323 million for in process research and development in the fourth quarter of 2000.

(w)
On August 16, 2001, we completed an equity offering of approximately 14 million shares of our common stock generating net proceeds of approximately $225 million. The proceeds are expected to be used to finance our acquisition of Lucent Technologies' controlling interest in Shanghai Fiber Optic Co., Ltd. (56%) and Beijing Fiber Optic Cable Co., Ltd. (68%).

S–11

RISK FACTORS

    You should consider the following risk factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making a decision to invest in the debentures being sold in this offering.

Risks Related to Our Business

Our sales could be negatively impacted if one or more of our key customers substantially reduced orders for our products

    Our customer base is relatively concentrated, and a modest number of customers account for a high percentage of net sales in our telecommunications, environmental products and advanced display product businesses. If we are unable to establish or maintain good relationships with key customers, it could negatively affect our results of operations and financial performance.

    Some of our major customers have reduced, modified, cancelled or rescheduled orders for our products and have expressed uncertainty as to their future requirements. As a result, our sales have declined and it is difficult to predict future sales accurately. The conditions contributing to this difficulty include:

  •
  uncertainty regarding the capital spending plans of the major telecommunications carriers, upon whom our customers and, ultimately we, depend for sales;

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  the telecommunications carriers' current limited access to the capital required for expansion; and

  •
  general market and economic uncertainty.

    The current economic downturn may be more severe and prolonged than expected. If our net sales continues to decline, our ability to meet financial expectations for future periods may be harmed.

If we do not successfully adjust our manufacturing volumes, or achieve manufacturing yields or sufficient product reliability, our operating results could suffer

    In the current economic downturn, we have responded to the softer market by cutting costs, including the reduction of our manufacturing volumes. In the third quarter of 2001, we approved and began executing formal plans to close three manufacturing facilities in the photonics technologies business and downsize our workforce, primarily in the Telecommunications segment, by the end of 2001. In addition, we recently announced that we are proposing to close one of our European fiber plants and the majority of our worldwide optical fiber manufacturing capacity is temporarily idle. We cannot assure you that our plans will be successful in mitigating the adverse effects of a softer market and in maintaining our projected growth.

    The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers could significantly reduce our manufacturing yields and product reliability. In some cases, existing manufacturing techniques, which involve substantial manual labor, may be insufficient to achieve the volume or cost targets of our customers. We will need to develop new manufacturing processes and techniques to achieve targeted volume and cost levels. While we continue to devote substantial efforts to the improvement of our manufacturing techniques and processes, we may not achieve cost levels in our manufacturing activities that will fully satisfy our customers.

S–12

We have incurred, and may in the future incur, restructuring, inventory-related and other charges, the amounts of which are difficult to predict accurately

    As a result of the business downturn, we recently approved and began executing formal plans to close three manufacturing facilities in the photonics technologies business and downsize our workforce, primarily in the Telecommunications segment, prior to the end of 2001. As a result of these actions, we recorded a total charge of $339 million ($222 million after-tax) which includes a restructuring charge of $103 million and a charge to impair property, plant and equipment of $236 million. In the fourth quarter of 2001, we expect to undertake further actions that will result in additional pre-tax charges in the range of $550 million to $650 million in the fourth quarter. In summary, our restructuring actions are expected to total up to $1 billion in pre-tax charges for the year ended December 31, 2001. We also recorded a pre-tax charge of $273 million for excess and obsolete inventory in the second quarter of 2001. Our ability to forecast our customers' needs for our products in the current economic environment is very limited. While we believe, based on current information, that the charges recorded or planned to be recorded in 2001 are appropriate, subsequent changes to our forecast may require certain adjustments in the future.

If the markets for our products do not develop and expand as we anticipate, demand for our products may decline, which would negatively impact our results of operations and financial performance

    The markets for our products are characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions. Our success is expected to depend, in substantial part, on the timely and successful introduction of new products, upgrades of current products to comply with emerging industry standards, our ability to acquire technologies needed to remain competitive and our ability to address competing technologies and products. In addition, the following factors related to our products and the markets for them could have an adverse impact on our results of operations and financial performance:

  •
  if we are unable to introduce optical fiber or any other leading products, such as our glass for flat panel displays, that can command competitive prices in the marketplace;

  •
  if we are unable to maintain a favorable mix of products, including a mix of sales between premium and non-premium products;

  •
  a decline in demand or an unanticipated change in market demand for specific products;

  •
  if we are unable to continue to develop new product lines to address our customers' diverse needs and the several market segments in which we participate. This requires a high level of innovation, as well as the accurate anticipation of technological and market trends; or

  •
  if we are not successful in creating the infrastructure required to support anticipated growth in product demand.

We face pricing pressures in each of our leading businesses that could adversely affect our results of operations and financial performance

    We periodically face pricing pressures in each of our leading businesses as a result of intense competition, emerging new technologies, and manufacturing efficiencies in both the domestic and the international marketplaces. While we will work toward reducing our costs to respond to pricing pressures, we may not be able to achieve proportionate reductions in costs. As a result of potential overcapacity and the current economic downturn, pricing pressures may increase in the foreseeable future.

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We have incurred and may in the future incur, goodwill and intangible asset impairment charges which may be intensified by new rules surrounding accounting treatment of our acquisitions in accordance with United States generally accepted accounting principles

    Acquisitions recorded as purchases for accounting purposes have resulted, and in the future may result, in the recognition of significant amounts of goodwill and other purchased intangibles. The amortization and impairment of these assets through 2001 and impairment of these assets thereafter has significantly reduced and could further reduce our net income calculated in accordance with United States generally accepted accounting principles.

    During the first half of 2001, we experienced a significant decrease in the rate of growth of our Telecommunications segment, primarily in the photonics technologies business, due to a dramatic decline in infrastructure spending in the telecommunications industry. During the second quarter, major customers in the photonics technologies business further reduced their order forecasts and cancelled orders already placed. Management believes that the growth prospects of this business are significantly less than previously expected and those of historical periods. As a result, we determined that the long-lived assets, including goodwill and other intangibles acquired in connection with our acquisition of Optical Technologies USA from Pirelli and Cisco and our acquisition of NetOptix Corporation, were not recoverable. In the second quarter of 2001, we recorded a pre-tax charge of approximately $4.76 billion to impair a significant portion of the goodwill and intangible assets in connection with these acquisitions.

    On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 142 pursuant to which goodwill will no longer be amortized but will be subject to impairment tests at least annually. FAS 142 will be effective for us on January 1, 2002. An assessment of the recoverability of goodwill recorded on the date of adoption must be performed within one year. We have not yet completed this benchmark assessment and have not yet determined whether we will impair any goodwill upon implementation of the standard.

We may be limited in our ability to obtain additional capital on commercially reasonable terms

    Although we believe existing cash, short-term investments, operating cash flows, access to capital markets and borrowing capacity, collectively, provide adequate resources to fund ongoing operating requirements and future capital expenditures relating to the expansion of existing businesses and acquisitions, we may be required to seek additional financing to compete effectively in these markets. Our public debt ratings affect our ability to raise debt and the cost of such debt. In October 2001, Fitch downgraded our long term rating from A- to BBB. In November 2001, Standard & Poor's (S&P) downgraded our corporate rating from A- to BBB and maintained a negative outlook, while removing us from CreditWatch with negative implications, and Moody's reduced our senior debt rating from A3 to Baa1 with negative outlook. These and any further downgrades could increase borrowing costs and affect our ability to access the debt capital markets, including the commercial paper market, on a consistent basis. The price of our common stock has declined significantly from the highs attained in 2000. This decline could limit our ability to access the equity capital markets on terms and in amounts that may be satisfactory to us.

Difficulties we may encounter in managing our growth could adversely affect our results of operations

    We have historically achieved growth through a combination of internally developed new products and acquisitions. Our growth strategy depends on our ability to continue developing or acquiring new products for our customer base. We expect to continue to pursue acquisitions of other companies as well as equity ventures to develop new technologies and product lines,

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although we cannot guarantee that we will be successful. The success of each acquisition will depend, in part, upon our ability:

  •
  to efficiently integrate acquired businesses into our organization;

  •
  to manufacture and sell the products of the businesses acquired;

  •
  to retain key personnel of the acquired businesses;

  •
  to apply our financial and management controls and reporting systems and procedures to the acquired businesses; and

  •
  to successfully complete technology initiatives.

If our products or components purchased from our suppliers experience performance issues, our business will suffer

    Our business depends on our producing excellent products of consistently high quality. To this end, our products, including components purchased from our suppliers, are rigorously tested for quality both by us and our customers. Nevertheless, our products are highly complex and our and our customers' testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), our products and components purchased from our suppliers may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing. We have experienced such performance issues in the past and remain exposed to such performance issues. In some cases, product redesigns or additional capital equipment may be required to correct a defect. In addition, any significant or systemic product failure could result in lost future sales of the affected product and other products, as well as result in customer relations problems.

Interruptions of supplies from our key suppliers may affect our results of operations and financial performance

    Interruptions of supplies from our key suppliers could disrupt production or impact our ability to increase production and sales. We obtain several critical components used in the production of telecommunications products from a limited number of suppliers, some of which are also our competitors. We do not have long-term or volume purchase agreements with every supplier, and may have limited options for alternative supply if these suppliers fail to continue the supply of components.

We face intense competition in several of our businesses

    We face intense competition in several of our businesses. We expect that we will face additional competition from existing competitors and from a number of companies that may enter our markets. Since some of the markets in which we compete are characterized by rapid growth and rapid technology changes, smaller niche and start-up companies may become our principal competitors in the future. We must invest in research and development, expand our engineering, manufacturing and marketing capabilities, and continue to improve customer service and support in order to remain competitive. While we expect to undertake the investment and effort in each of these areas, we cannot assure you that we will be able to maintain or improve our competitive position. Our competitors may have greater financial, engineering, manufacturing, marketing or other support resources. Market consolidation may also create additional or stronger competitors and may intensify competition.

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We may experience difficulties in obtaining or protecting intellectual property rights

    We may encounter difficulties, costs or risks in protecting our intellectual property rights or obtaining rights to additional intellectual property to permit us to continue or expand our businesses. Other companies, including some of our large competitors, hold patents in our industries and the intellectual property rights of others could inhibit our ability to introduce new products in our field of operations unless we secure licenses on commercially reasonable terms. We are and may in the future be, subject to claims of intellectual property infringement from time to time and we cannot assure you as to the outcome of such claims.

We face risks related to our international operations and sales

    We have customers located outside the United States, as well as significant foreign operations, including manufacturing and sales. As a result of these international operations, we face a number of risks, including:

  •
  the difficulty of effectively managing our diverse global operations;

  •
  change in regulatory requirements;

  •
  tariffs and other trade barriers;

  •
  political and economic instability in foreign markets; and

  •
  fluctuations in foreign currencies which may make our products less competitive in countries in which local currencies decline in value relative to the dollar.

If we fail to attract and retain key personnel, our results of operations and financial performance may suffer

    Our future success will be determined in part by our ability to attract and retain, in a highly competitive marketplace, key scientific and technical personnel for our research, development and engineering efforts. Our business also depends on the continued contributions of our executive officers and other key management and technical personnel. A key to attracting and retaining qualified employees is our ability to provide employees with the opportunity to participate in the potential growth of our business through such programs as stock option plans and employee investment plans, the value of which may be adversely affected by the discontinuation of the payment of dividends on our common stock, negative stock price performance or stock price volatility. We may also find it more difficult to attract or retain qualified employees due to our recent reductions in employee positions. While we believe that we have been successful in attracting and retaining key personnel, we cannot assure you that we will continue to be successful in the future.

If we provide customer financing in the future, it could expose us to the term credit quality of our customers

    We currently do not provide customer financing. However, the competitive environment in which we operate may require us to provide medium-term and long-term customer financing in the future. If we do so, we will be exposed to the term credit quality of our customers. In the event of economic uncertainty or reduced demand for customer financings in the capital and bank markets, we may be required to continue to hold some customer financing obligations for longer periods prior to placement with third-party lenders.

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Acts of terrorism or war and any military or economic response by the United States may harm our financial condition or results of operations

    Recently, several acts of terrorism occurred in the United States. These acts have resulted in the loss of numerous lives and disrupted the functioning of the financial markets, the U.S. government and numerous businesses. The United States has responded with military actions and is expected to continue to use military force. We cannot predict the long-term results of the recent acts of terrorism and the responses to such acts on our business or the economy in general. Our financial condition or results of operation could be adversely affected by these events or by:

  •
  additional acts of terrorism directed against the United States or U.S. affiliated targets;

  •
  additional military and economic actions taken by the United States to prevent further acts of terrorism; or

  •
  any continuing downslide of the economy as a result of terrorist or military action.

Risk Related to the Debentures

A public market may not develop for the debentures

    Prior to the offering there has been no trading market for the debentures. If such a market were to develop, the debentures could trade at prices that may be higher or lower than the initial public offering price. The underwriters have advised us that they currently intend to make a market in the debentures. However, the underwriters are not obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the underwriters will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, we cannot assure you that any market for the debentures will develop or, if one does develop, that it will be maintained. If an active market for the debentures fails to develop or be sustained, the trading price of the debentures could decline significantly.

Risks Related to Our Common Stock

Our quarterly results may fluctuate

    We expect to continue to experience fluctuations in our quarterly results. All of the concerns we have discussed under "—Risks Related to Our Business" in this prospectus supplement could affect our operating results. In addition, our operating results may be affected by:

  •
  seasonality;

  •
  the timing of the receipt of product orders from a limited number of major customers;

  •
  the announcement and introduction of new products by us;

  •
  expenses associated with litigation; and

  •
  the costs associated with the acquisition or disposition of a business.

Our common stock price has experienced and may continue to experience substantial volatility

    The market price of our common stock has been, and is likely to continue to be, highly volatile because of the following factors:

  •
  fluctuations in our quarterly results;

  •
  announcements by our competitors and customers of technological innovations or new products;

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  •
  developments with respect to patents or proprietary rights; and

  •
  general market conditions.

    In addition, changes in the market's valuation of telecommunications equipment stocks, and in particular those that participate in supplying optical fiber and photonic products, could cause our common stock to be volatile or decline from current levels, possibly significantly. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies, which fluctuation may also cause the price of our common stock to decline.

    Our results of operations and financial performance in future quarters may not meet the expectations of public market securities analysts and investors and that could cause significant volatility in the price of our common stock.

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USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the debentures offered by this prospectus will be approximately $585.6 million, or $673.6 million if the underwriters exercise in full their option to purchase additional debentures, after deducting the underwriting discounts and commissions and estimated offering expenses we will pay.

    We intend to use the net proceeds for general corporate purposes, including:

  •
  working capital requirements;

  •
  the funding of a portion of our normal, ongoing capital spending program; and

  •
  the possible funding of future acquisitions.

    We will invest the net proceeds in short-term, interest-bearing, investment-grade obligations until they are applied as described above.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Our common stock is listed on the New York Stock Exchange under the symbol "GLW". The table below sets forth for the periods indicated, the intra-day high and low sales prices for our common stock as reported on the NYSE Composite Tape and dividends declared on our common stock.

	Price Range
			Cash Dividends Declared Per Share
	High	Low
1999
First Quarter	$20.58	$14.92	$.06
Second Quarter	23.58	15.90	.06
Third Quarter	25.00	20.10	.06
Fourth Quarter	43.02	21.35	.06
2000
First Quarter	75.42	34.36	.06
Second Quarter	90.33	42.83	.06
Third Quarter	113.29	74.36	.06
Fourth Quarter	107.00	50.75	.06
2001
First Quarter	72.19	19.66	.06
Second Quarter	27.49	12.60	.06
Third Quarter	17.08	8.23	—
Fourth Quarter (through November 8, 2001)	9.80	6.92	—

    The last reported sale price of our common stock on the New York Stock Exchange for November 8, 2001 was $7.74. At October 15, 2001, there were 945,755,114 shares of our common stock outstanding held by 25,481 shareholders of record and approximately 833,160 beneficial owners.

    Effective July 9, 2001, our board of directors determined that no future dividends will be paid. We will reinvest earnings that would have been used to pay dividends to finance the expansion of our operations.

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CAPITALIZATION

    The following table sets forth both our actual consolidated capitalization at September 30, 2001 and our capitalization as adjusted to give effect to this offering.

	September 30, 2001
	Actual	As adjusted
	(in millions)
Cash and short-term investments	$1,595	$2,181

Current maturities of long-term debt and short-term notes payable	$347	$347

Loans payable beyond one year	$3,901	$3,901
3.50% Convertible Debentures due November 1, 2008	—	$600
Minority interest in subsidiary companies	$141	$141
Convertible preferred stock	8	8
Common shareholders' equity
Common stock, including excess over par value and other capital: par value $0.50 per share; shares authorized: 3.8 billion; shares issued: 1.0 billion actual and as adjusted	9,960	9,960
Accumulated deficit	(2,954)	(2,954)
Less cost of 78 million shares of common stock in treasury	(811)	(811)
Accumulated other comprehensive loss	(164)	(164)

Total common shareholders' equity	6,031	6,031

Total capitalization	$10,081	$10,681

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DESCRIPTION OF THE DEBENTURES

    We will issue the debentures under an original indenture dated as of November 8, 2000 between us and The Chase Manhattan Bank, as the trustee, and a supplemental indenture expected to be dated as of November 14, 2001 between us and the trustee. We refer to the original indenture and the supplemental indenture collectively in this prospectus supplement as the senior indenture. The senior indenture and the debentures are governed by New York law. This summary supplements and modifies the description of the general terms in the accompanying prospectus in "Description of Debt Securities and Guarantees." Because this section is a summary, it does not describe every aspect of the senior indenture or the debentures. You should read the senior indenture itself for a full description of the terms of the debentures. This summary is subject to and qualified in its entirety by reference to all of the provisions of the senior indenture.

General

    The debentures are senior unsecured obligations of Corning Incorporated. They will be issued as a series of 3.50% convertible debentures under the senior indenture. The debentures are limited to $600,000,000 aggregate principal amount, or $690,000,000 if the underwriters exercise their option to purchase additional debentures in full. We are required to repay the full principal amount of the debentures on November 1, 2008, in cash, unless they are converted, redeemed or repurchased on an earlier date. The debentures will rank pari passu with our other senior unsecured debt obligations.

    The debentures will bear interest at 3.50% per annum from the date of original issuance, which is expected to be November 14, 2001. We will pay interest on the debentures on May 1 and November 1 of each year, commencing on May 1, 2002. We will issue debentures only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. When we refer to a debenture in this prospectus supplement, we mean $1,000 principal amount of the debentures.

    You have the option to convert your debentures into our common stock at any time prior to maturity, unless we have previously redeemed or repurchased the debentures. The initial conversion price is $9.6750 per share of common stock. This is equivalent to an initial conversion rate of 103.3592 shares of common stock per debenture. The conversion price is subject to adjustment if certain events occur.

Book-Entry System

    The debentures will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and be registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form.

    Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the debentures represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee, referred to as participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

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    So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the senior indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the senior indenture.

    Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the registered owner of the relevant global security. None of Corning Incorporated, the trustee, any paying agent or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If DTC is at any time unwilling or unable to continue as a depositary, and a successor depositary is not appointed by us within 90 days, or if there has been an event of default, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global security and, in such event, will issue debentures in definitive form in exchange for the entire global security relating to such debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified by us.

    We understand that neither DTC nor its nominee will consent or vote with respect to the debentures. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns consenting or voting rights of DTC's nominee to those participants to whose accounts the debentures are credited on the record date identified in a listing attached to the omnibus proxy.

    DTC has advised us that it will take any action permitted to be taken by a holder of debentures (including the presentation of debentures for exchange) only at the direction of one or more participants to whose account with DTC interests in the global security are credited and only in respect of such portion of the principal amount of the debentures represented by the global security as to which such participant or participants has or have given such direction.

    DTC has also advised us as follows:

  •
  DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934;

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  •
  DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in accounts of its participants;

  •
  DTC's participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

  •
  Certain participants, or other representatives, together with other entities, own DTC; and

  •
  Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    For a more detailed description of the book-entry system, see "Description of Debt Securities and Guarantees—What Is a Global Security" in the accompanying prospectus.

Optional Redemption by Corning Incorporated

    On and after November 8, 2004, we can redeem all or part of the debentures at any time, upon not less than 15 nor more than 60 days notice by mail to holders of debentures, at the prices set forth below.

    The redemption price, expressed as a percentage of principal amount, is as follows for the following periods:

Period	Redemption Price
Beginning on November 8, 2004 and ending on October 31, 2005	102.0%
Beginning on November 1, 2005 and ending on October 31, 2006	101.5%
Beginning on November 1, 2006 and ending on October 31, 2007	101.0%
Beginning on November 1, 2007 and ending on October 31, 2008	100.5%

and thereafter is equal to 100% of the principal amount, in each case together with accrued and unpaid interest to, but excluding, the date of redemption.

    If we decide to redeem less than all of the outstanding debentures, the trustee will select the debentures to be redeemed:

  •
  by lot,

  •
  pro rata, or

  •
  by any other method the trustee considers fair and appropriate.

    If the trustee selects a portion of your debentures for partial redemption and you convert a portion of the same debentures, the converted portion will be deemed to be from the portion selected for redemption.

Conversion Rights

    You have the right to convert the debentures into our common stock. You may convert a debenture into common stock at any time until the close of business on the last business day prior to November 1, 2008. If a debenture has been called for redemption or if you elect to require us to repurchase upon a change in control, you will be entitled to convert the debenture until the close of business on the business day immediately preceding the date of redemption or repurchase, unless we default in making the payment due upon redemption or repurchase. However, if you have elected to require us to repurchase your debenture upon a change in control, you may only convert your debenture if you withdraw such election in accordance with the terms of the senior indenture

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prior to the repurchase date. You may convert your debentures in part so long as the part is an integral multiple of $1,000 principal amount.

    The initial conversion price is $9.6750 per share of common stock, subject to adjustment in certain events described in the senior indenture. This is equivalent to an initial conversion rate of 103.3592 shares of common stock for each debenture. If you convert your debenture on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date. Except where the debentures are called for redemption or a change in control has occurred and the redemption date or the repurchase date has been set such that the right to convert would have expired if not exercised during the period between the record date and the following interest payment date, if you convert your debenture between those dates, your debenture must be accompanied by funds equal to the interest payable on that interest payment date on the principal amount so converted. In all cases in which you convert your debenture between a record date and the following interest payment date, notwithstanding the conversion of your debenture after the record date, we will pay interest to you as a holder of the debenture on the record date.

    No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock at the close of business on the trading day immediately preceding the conversion date.

    You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

    The conversion price will be subject to adjustment upon the following events:

  •
  issuance of our common stock as a dividend or distribution on any class of capital stock;

  •
  issuance to all holders of our common stock of rights, options or warrants that allow the holders to purchase our common stock at less than the market price of our common stock at such time;

  •
  subdivision or combination of our outstanding common stock;

  •
  distribution to all holders of common stock of debt or other assets, but excluding those distributions of common stock, rights and warrants described above, paid in cash or made upon mergers or consolidations discussed in the last paragraph under "—Conversion Rights" in this prospectus supplement;

  •
  the distribution to all holders of common stock of all-cash distributions, other than cash distributed upon a merger or consolidation discussed in the last paragraph under "—Conversion Rights" in this prospectus supplement, in an aggregate amount that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment and (2) all other such all-cash distributions to all holders of common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an

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    amount equal to 10% of the market capitalization of our common stock at such time; and

  •
  the purchase of common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions, other than cash distributed upon a merger or consolidation discussed in the last paragraph under "—Conversion Rights" in this prospectus supplement to all holders of common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of the market capitalization of our common stock at such time.

    We are not required to adjust the conversion price until adjustments greater than 1% have occurred. We are also not required to adjust the conversion price upon the issuance of common stock pursuant to any present or future dividend reinvestment plan or because of a tender or exchange offer described in Rule 13e-4(h)(5) of the Securities Exchange Act. We may reduce the conversion price, in addition to those adjustments required by the provisions described above, as we consider advisable in order to avoid or diminish any income tax to any holders of common stock resulting from any dividend or distribution of stock or stock rights. We may also reduce the conversion price for any period of at least 20 business days, upon at least 15 days notice, if our board of directors determines that the reduction would be in our best interest. The board of directors' determination in this regard will be conclusive. We will compute all adjustments to the conversion price and will give notice by mail to holders of the debentures of any adjustments.

    We have issued rights to all of our holders of common stock pursuant to the stockholder rights agreement described under "Description of Common Stock" in the accompanying prospectus. If any holder converts debentures prior to the rights trading separately from the common stock, a "separation event", the holder will be entitled to receive rights in addition to the common stock. Following the occurrence of a separation event, holders will only receive common stock upon a conversion of any debentures without the right. Instead, upon the occurrence of the separation event, the conversion price will be adjusted. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a reversing adjustment will be made.

    In any case in which we consolidate or merge with or into another entity or in which another entity is merged into us, or in case of any sale or transfer of all or substantially all of our assets, each debenture then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the debentures were convertible immediately prior to the consolidation, merger, sale or transfer. The preceding sentence will not apply to a merger which does not result in any reclassification, conversion, exchange or cancellation of our common stock. You will have the right in the event of certain mergers or other transactions to require us to repurchase your debentures. See "—Repurchase at Option of Holders upon a Change in Control."

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Repurchase at Option of Holders upon a Change in Control

    If we undergo a change in control, you will have the option to require us to repurchase some or all of your debentures 35 business days after the change in control. We will pay a repurchase price equal to 100% of the principal amount of the debentures repurchased plus interest accrued and unpaid to, but excluding, the repurchase date. You may require us to repurchase all or any part of the debentures so long as the principal amount of the debentures being repurchased is an integral multiple of $1,000. If you have exercised your option to require us to repurchase your debentures upon a change in control by delivering to us a repurchase notice, you may not convert your debentures unless and until you withdraw the repurchase notice.

    At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock or a combination of cash and common stock. If we pay with our common stock, it will be valued at 95% of the market price. We will pay cash based on the market price for all fractional shares in the event we elect to deliver common stock in payment, in whole or in part, of the repurchase price.

    The "market price" means the average of the sale prices of our common stock for the five trading day period immediately preceding and including the third trading day prior to the applicable repurchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such repurchase date, of certain events that would result in an adjustment of the conversion price with respect to our common stock.

    The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market System.

    Because the market price of our common stock is determined prior to the applicable repurchase date, holders of debentures bear the market risk with respect to the value of the common stock to be received from the date such market price is determined until such repurchase date. We may pay the repurchase price or any portion of the repurchase price in common stock only if the information necessary to calculate the market price is published in the Wall Street Journal or another daily newspaper of national circulation.

    Upon determination of the actual number of shares of common stock in accordance with the foregoing provisions, we will publish such information on our website or through such other public medium as we may use at that time.

    Our right to repurchase debentures, in whole or in part, with our common stock is subject to our satisfying various conditions, including:

  •
  the registration of the common stock to be issued under the Securities Act of 1933 and the Securities Exchange Act of 1934, if required; and

  •
  any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration.

    If such conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price of the debentures of the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the debentures once we have given the election notice that we are required to give to holders of debentures, unless the conditions to our repurchase of debentures with our common stock are not satisfied.

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    Within 15 business days after a change in control, we will publish and give to the trustee and to each holder of the debentures a written notice of the change in control which specifies the terms and conditions and the procedures required for exercise of your right to require us to repurchase your debentures. Our failure to give this notice will constitute an event of default under the senior indenture.

    You must deliver a written notice to the paying agent prior to the close of business on the business day immediately preceding the date on which the debentures are to be repurchased to exercise the repurchase right upon a change in control. This notice must specify the debentures submitted for repurchase. You may withdraw the notice by delivering a written notice of withdrawal to the paying agent before the same date.

    You must either effect book-entry transfer or deliver the debenture, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment in cash on the repurchase date or at the time of book-entry transfer or the delivery of the debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then:

  •
  the debenture will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

    This will be the case whether or not book-entry transfer of the debenture is made or whether or not the debenture is delivered to the paying agent.

    We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934 which may be applicable at the time to the repurchase of debentures. We will file a Schedule TO or any other schedule required in connection with any such repurchase of debentures by us.

    A change in control occurs in the following situations:

  •
  any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  •
  we merge or consolidate with or into any other person, any other person merges into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction: (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock, (2) pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction, or (3) which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

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    However, a change in control will not be deemed to have occurred if either:

  •
  the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of a debenture in effect on each of those trading days, or

  •
  all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control, consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the debentures become convertible solely into such common stock.

    Any decrease in the conversion price as a result of a determination of our board of directors described in the sixth paragraph under "—Conversion Rights" will not be taken into account in determining whether a change in control has occurred under the first bullet point of this paragraph.

    The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your debenture as a result of any conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain. The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

    Our ability to repurchase your debentures upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could cause an event of default under, or be prohibited or limited by, the terms of our then existing borrowing arrangements. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. If we were to fail to repurchase the debentures when required following a change in control, an event of default under the senior indenture would occur, whether or not such repurchase is permitted by the terms of our then existing borrowing arrangements. Any such default may, in turn, cause a default under our other debt.

Covenants Not Applicable to the Debentures

    The debentures will not be entitled to the benefit of covenants included in the senior indenture regarding limitations on liens and limitations on sale and leaseback transactions described in the accompanying prospectus under "Description of Debt Securities and Guarantees—Restrictive Covenants and Defeasance."

Governing Law

    The senior indenture and the debentures will be governed by and construed in accordance with the laws of the State of New York.

Information about the Trustee,
Paying Agent and Conversion Agent

    We have appointed The Chase Manhattan Bank, the trustee under the senior indenture, as our paying agent, conversion agent, registrar and custodian for the debentures.

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UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of the material U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the debentures and our common stock acquired upon conversion of a debenture as of the date hereof. This summary is generally limited to holders who will hold the debentures and the shares of common stock as capital assets and does not deal with special situations including those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, holders whose "functional currency" is not the U.S. dollar and persons who hold the debentures or shares of common stock in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction. This discussion does not address the tax consequences to non-U.S. holders of debentures or our common stock that are engaged in a trade or business within the United States and does not discuss the tax consequences under any state, local or foreign law. In addition, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

    The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, referred to as the "IRS," now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

    As used herein, the term "U.S. holder" means a beneficial owner of a debenture (or our common stock acquired upon conversion of a debenture) that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, a "non-U.S. holder" means a holder that is not a U.S. holder and that is not engaged in a U.S. trade or business. Non-U.S. holders are subject to special U.S. federal income tax provisions, some of which are discussed below.

    If a partnership is a beneficial owner of a debenture (or our common stock acquired upon conversion of a debenture), the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the ownership and disposition of the debentures (or our common stock acquired upon conversion of a debenture).

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U.S. Holders

Payments of Interest

    U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the debentures in accordance with their regular method of tax accounting.

Market Discount

    If a U.S. holder purchases a debenture for an amount that is less than its stated redemption price at maturity (i.e., the stated principal amount of the debentures), the amount of the difference will be treated as "market discount" unless such difference is less than a specified de minimis amount. The market discount provisions of the Code generally require a U.S. holder who acquires a debenture at a market discount to treat as ordinary income any gain recognized on the taxable disposition of the debenture to the extent of the "accrued market discount" on the debenture at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently as it accrues. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who acquires a debenture at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debenture until the debenture is disposed of in a taxable transaction. If a U.S. holder acquires a debenture with market discount and receives common stock upon conversion of the debenture, the amount of accrued market discount not previously included in income with respect to the converted debenture through the date of conversion will be treated as ordinary income upon the disposition of the common stock.

Amortizable Premium

    A U.S. holder who purchases a debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium as an offset to interest income on the debenture from the purchase date to the debenture's maturity date under a constant-yield method, but subject to special rules to account for call premium and provided that amortizable premium will not include any premium attributable to a debenture's conversion feature. Bond premium on a debenture held by a U.S. holder that does not make the election to amortize will decrease the gain or increase the loss otherwise recognized upon a taxable disposition of the debenture. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Conversion or Repurchase for Common Stock

    A U.S. holder should not recognize income, gain or loss upon conversion of the debentures solely into our common stock except with respect to any amounts attributable to accrued interest on the debentures, which will be treated as interest for U.S. federal income tax purposes and cash received in lieu of fractional shares. If we repurchase a debenture in exchange for common stock pursuant to exercise of the repurchase right upon a change in control, although the matter is not entirely clear, such exchange should be treated in the same manner as a conversion of the debenture as described in the preceding sentence. The U.S. holder's tax basis in the common stock received on conversion or repurchase of a debenture for common stock pursuant to the repurchase right should be the same as the U.S. holder's adjusted tax basis in the debentures exchanged therefore at the time of conversion or repurchase (reduced by any basis allocable to a

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fractional share), and the holding period for the common stock received on conversion or repurchase should include the holding period of the debentures that were converted or repurchased.

    Cash received in lieu of a fractional share of common stock upon conversion of the debentures into common stock or upon a repurchase for common stock of a debenture pursuant to exercise of the repurchase right generally will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis in the fractional share.

Adjustment of Conversion Price

    The conversion price of the debentures is subject to adjustment under certain circumstances, see "Description of the Debentures—Conversion Rights." Certain adjustments to (or the failure to make such adjustments to) the conversion price of the debentures that increase the proportionate interest of a U.S. holder in our assets or earnings and profits may result in a constructive distribution taxable as a dividend to the U.S. holders of the debentures, whether or not the U.S. holders ever convert the debentures. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the debentures that increases the proportionate interest of the holders of our common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution to such holders, taxable as a dividend. As a result, U.S. holders of debentures and our common stock could have taxable income as a result of an event pursuant to which they receive no cash or property.

Sale, Redemption or Repurchase for Cash

    Except as set forth above under "—Market Discount" and "—Conversion or Repurchase for Common Stock," U.S. holders generally will recognize capital gain or loss upon the sale, redemption, including a repurchase by us for cash pursuant to the repurchase right upon a change in control, or other taxable disposition of the debentures or common stock in an amount equal to the difference between:

  •
  the U.S. holder's adjusted tax basis in the debentures or common stock (as the case may be); and

  •
  the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid interest on the debentures not previously included in income, which will be treated as interest for U.S. federal income tax purposes).

    A U.S. holder's adjusted tax basis in a debenture generally will equal the cost of the debenture to such U.S. holder, increased by market discount previously included in income by the U.S. holder and reduced by any amortized premium. (For a discussion of the holder's basis in shares of our common stock, see "—Conversion or Repurchase for Common Stock" above).

    Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their debentures for more than one year) and losses (the deductibility of which is subject to limitations).

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Dividends on Common Stock

    If, contrary to our current dividend policy, distributions are made on our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of common stock. Any such distributions in excess of the holder's basis in the shares of common stock generally will be treated as capital gain. Subject to applicable limitations, dividends paid to holders that are U.S. corporations will qualify for the dividends-received deduction so long as we have sufficient earnings and profits.

Backup Withholding and Information Reporting

    Certain noncorporate U.S. holders may be subject to IRS information reporting and backup withholding on payments of interest on the debentures, dividends on common stock and proceeds from the sale or other disposition of the debentures or common stock. Backup withholding will only be imposed where the noncorporate U.S. holder (1) fails to furnish its taxpayer identification number, referred to as a "TIN"; (2) furnishes an incorrect TIN; (3) is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

    Under recently enacted legislation, the backup withholding rate was reduced to 30.5% and is scheduled for further reductions in future years. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Payments of Interest

    Generally, payments of interest on the debentures to, or on behalf of, a non-U.S. holder will be considered "portfolio interest" and will not be subject to U.S. federal income or withholding tax if (1) such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (2) such non-U.S. holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership; and (3) the certification requirements, as described below, are satisfied.

    To satisfy the certification requirements referred to above, either (1) the beneficial owner of a debenture must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. person and must provide such owner's name and address, and TIN, if any, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, referred to as a "Financial Institution," and holds the debenture on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is a non-U.S. holder and provides its name and address or any Financial Institution holding the debenture on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the

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withholding agent with a copy thereof). Special certification rules apply for debentures held by a foreign partnership and other intermediaries.

    Interest on debentures owned by a non-U.S. holder and not excluded from U.S. federal withholding tax under the portfolio interest rule described above generally will be subject to withholding at a 30% rate, except where a non-U.S. holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and demonstrates such eligibility to the IRS.

Conversion of Debentures

    A non-U.S. holder generally will not be subject to U.S. federal withholding tax on the conversion of a debenture into common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock upon conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a debenture or common stock. See "—Sale or Exchange of Debentures or Common Stock" below.

Sale or Exchange of Debentures or Common Stock

    A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a cash redemption) of a debenture or common stock received upon conversion thereof unless:

  •
  the holder is an individual who was present in the United States for 183 days or more during the taxable year and (a) such holder has a "tax home" in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such holder; or

  •
  we are or have been a U.S. real property holding corporation ("USRPHC") at any time within the shorter of the five-year period preceding such disposition or such holder's holding period.

    We believe that we are not a USRPHC for U.S. federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we may become a USRPHC in the future. If we were to become a USRPHC, a non-U.S. holder might be subject to U.S. federal income tax with respect to gain realized on the disposition of debentures or shares of common stock. However, in the case of a sale of our common stock or debentures, such gain would not be subject to U.S. federal income or withholding tax if (1) our common stock is regularly traded on an established securities market and (2) the non-U.S. holder disposing of our common stock or debentures did not own, actually or constructively (through exercise of the conversion feature in the case of the debentures), at any time during the five-year period preceding the disposition, more than 5% of our common stock.

Distributions on Common Stock

    If, contrary to our current dividend policy, distributions are made on our common stock, the distributions will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

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Adjustment of Conversion Price

    The conversion price of the debentures is subject to adjustment in certain circumstances. Certain such adjustments could give rise to a deemed distribution to non-U.S. holders of the debentures. See "U.S. Holders—Adjustment of Conversion Price" above. In such case, the deemed distribution would be subject to the rules above regarding withholding of U.S. federal tax on dividends in respect of common stock. See "—Distributions on Common Stock" above.

Backup Withholding and Information Reporting

    A non-U.S. holder generally will not be subject to information reporting or backup withholding with respect to payments of interest on the debentures or dividends on common stock and proceeds from the sale or other disposition of the debentures or common stock to or through a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person and the holder has furnished to the payor or broker a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption.

    The payment of the proceeds from the sale or other disposition of the debentures or common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or disposition of the debentures or common stock will be subject to information reporting, if it is to or through a foreign office of a broker that is a "U.S. related broker" unless the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the documentation requirements described above are met or the holder otherwise establishes an exemption. Backup withholding will apply if the sale or disposition is subject to information reporting and the broker has actual knowledge that you are a U.S. person. Under applicable Treasury regulations, a broker is a "U.S. related broker" if it is (1) a U.S. person, (2) a controlled foreign corporation for U.S. federal income tax purposes, (3) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or (4) a foreign partnership, if at any time during its tax year one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a U.S. trade or business.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders of the debentures or common stock should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

    THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES AND OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

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UNDERWRITING

    We and the underwriters named below have entered into an underwriting agreement with respect to the debentures being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of debentures indicated in the following table.

Underwriters	Principal Amount of Debentures
Goldman, Sachs & Co.	$360,000,000
J.P. Morgan Securities Inc.	120,000,000
Banc of America Securities LLC	45,000,000
Salomon Smith Barney Inc.	45,000,000
Credit Suisse First Boston Corporation	30,000,000

Total	$600,000,000

    If the underwriters sell more debentures than $600,000,000 principal amount of debentures, the underwriters have an option to buy up to an additional $90,000,000 principal amount of debentures from us to cover such sales. They may exercise that option for 30 days. If any debentures are purchased pursuant to this option, the underwriters will severally purchase debentures in approximately the same proportion as set forth in the table above.

    The underwriters are committed to take and pay for all the debentures being offered, if any are taken.

    The following table shows the per debenture and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional debentures.

Paid by Corning	No Exercise	Full Exercise
Per debenture	$22.50	$22.50
Total	$13,500,000	$15,525,000

    Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 1.35% of the principal amount of the debentures. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price. If all the debentures are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

    We have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any securities issued: (i) under employee benefit plans or dividend reinvestment plans, (ii) upon exercise of currently outstanding stock options, (iii) upon conversion or exchange of currently outstanding convertible or exchangeable securities or (iv) in connection with mergers, acquisitions or similar transactions. This agreement does not restrict us from filing a shelf registration statement which includes equity securities.

    The debentures are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the debentures

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but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures.

    In connection with the offering, the underwriters may purchase and sell debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids for or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $875,000.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In the ordinary course of the underwriters' respective businesses, the underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with us and our affiliates for which they have received and may receive customary fees and expenses.

VALIDITY OF SECURITIES

    The validity of the securities is being passed upon for us by William D. Eggers, Esq., Senior Vice President and General Counsel of Corning Incorporated. The validity of the debentures we are offering is being passed upon for the underwriters by Sullivan & Cromwell, New York, New York. Mr. Eggers owns substantially less than 1% of the outstanding shares of our common stock.

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PROSPECTUS

Corning Incorporated
and
Corning Finance B.V.

By this prospectus, we may offer from time to time up to $5,000,000,000 of:

              •  Debt Securities of Corning Incorporated;

              •  Guaranteed Debt Securities of Corning Finance B.V.;

              •  Debt Warrants and Equity Warrants of Corning Incorporated;

              •  Preferred Stock of Corning Incorporated;

              •  Depositary Shares of Corning Incorporated; and

              •  Common Stock of Corning Incorporated.

    When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

    The common stock of Corning Incorporated is quoted on the New York Stock Exchange under the symbol "GLW."

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 29, 2001.

CORNING INCORPORATED

    We trace our origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989. In this prospectus, "Corning" refers to Corning Incorporated and not Corning Finance B.V.

    We are a global, technology-based corporation which operates in three broadly based operating business segments:

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  Telecommunications;

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  Advanced Materials; and

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  Information Display.

    The Telecommunications segment produces optical fiber and cable, optical hardware and equipment, photonic modules and components and optical networking devices for the worldwide telecommunications industry. The Advanced Materials segment manufactures specialized products with unique properties for customer applications utilizing glass, glass ceramic and polymer technologies. Businesses within this segment include environmental products, life science products, semiconductor materials and optical and lighting products. The Information Display segment manufactures glass panels and funnels for televisions and CRT's, liquid-crystal display glass for flat panel displays and projection video lens assemblies.

    Our principal office is located at One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000.

CORNING FINANCE B.V.

    Corning Finance B.V. is an indirect wholly owned subsidiary of Corning, incorporated under the laws of The Netherlands solely for the purpose of raising capital to meet the financing needs of Corning and its subsidiaries. Corning Finance B.V. has no independent operations. Its principal executive offices are located at Strawinskylaan 3105, 1007 Amsterdam; telephone: 31.20.406.4444.

RISK FACTORS

    The securities to be offered may involve various degrees of risk, including the risks described in the documents incorporated by reference in this prospectus. You should carefully consider the important factors set forth in the documents incorporated by reference in this prospectus before investing in any securities that may be offered.

USE OF PROCEEDS

    Except as may be set forth in the prospectus supplement(s), we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement(s) for general corporate purposes. Our general corporate purposes may include:

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  the repayment or reduction of indebtedness;

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  working capital requirements;

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  financing acquisitions; and

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  the funding of a portion of our normal, ongoing capital spending program.

    Corning Finance B.V. will lend the net proceeds from the sale of any debt securities offered by it to Corning or its subsidiaries to be used for similar purposes. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

SECURITIES WE MAY ISSUE

    We may use this prospectus to offer up to $5,000,000,000 of:

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  debt securities issued by Corning;

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  debt securities issued by Corning Finance B.V. and fully and unconditionally guaranteed by Corning;

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  debt warrants and equity warrants issued by Corning;

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  preferred stock issued by Corning;

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  depositary shares relating to preferred stock; and

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  common stock issued by Corning.

    A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

    The table below sets forth:

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  our historical ratios of earnings to fixed charges; and

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  our consolidated ratios of earnings to combined fixed charges including preferred stock dividends for the periods indicated.

    For purposes of computing the ratio of earnings to fixed charges, earnings consist of:

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  income from continuing operations before taxes on income, equity in earnings of associated companies and minority interest;

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  dividends received from equity investees;

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  amortization of previously capitalized interest; and

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  fixed charges net of capitalized interest.

    Fixed charges consist of:

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  interest on indebtedness, including capitalized interest;

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  amortization of debt issuance costs; and

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  a portion of rental expenses which represents an appropriate interest rate factor.

    Preferred dividends consist of dividends paid on:

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  Corning's 6% Convertible Monthly Income Preferred Securities, all of which were redeemed as of March 23, 1999 and none of which are currently outstanding; and

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  Corning's 8% Series B Convertible Preferred Stock.

Year Ended
	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 1998	Dec. 31, 1997	Dec. 31, 1996
Ratio of earnings to fixed charges	4.6x	5.4x	4.8x	6.7x	7.3x
Ratio of earnings to combined fixed charges including preferred stock dividends	4.6x	5.2x	4.1x	5.6x	5.8x

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

  The Debt Securities Will Be Issued Under an Indenture

    As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. In the case of debt securities issued by Corning, the applicable indenture is a contract between Corning and J. P. Morgan Chase & Co., formerly The Chase Manhattan Bank, which acts as trustee, dated as of November 8, 2000. In the case of debt securities issued by Corning Finance B.V., the applicable indenture is a contract to be entered into among Corning Finance B.V., Corning, which acts as guarantor, and J. P. Morgan Chase & Co., formerly The Chase Manhattan Bank, which acts as trustee. The trustee has two main roles:

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  First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe later under "—Default, Remedies and Waiver of Default"; and

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  Second, the trustee performs administrative duties for us, which include sending you interest payments and notices.

    We may issue as many distinct series of debt securities under each indenture as we wish. This section summarizes terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of your series are described in the prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special Federal income tax consequences of the debt securities.

  This Section Is Only a Summary

    This section and your prospectus supplement summarize all the material terms of each indenture and your debt security. They do not, however, describe every aspect of each indenture and your debt security.

    Each indenture and its associated documents, including your debt security, contain the full text of the matters described in this section and your prospectus supplement. Each indenture and the debt securities are governed by New York law. A copy of each indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" below for information on how to obtain a copy.

Legal Ownership of Debt Securities

    We refer to those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the "holders" of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect holders of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

  Book-Entry Holders

    We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

    Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

    As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

  Street Name Holders

    In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

    For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

  Legal Holders

    Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

    For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture—we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

    When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

  Special Considerations for Indirect Holders

    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

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  how it handles securities payments and notices;

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  whether it imposes fees or charges;

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  how it would handle a request for the holders' consent, if ever required;

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  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

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  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

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  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What Is a Global Security?

    We will issue each debt security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

    Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

    If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "—Special Situations When a Global Security Will Be Terminated". The global security may be a master global security, although your prospectus supplement will not indicate whether it is a master global security. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

  Special Considerations for Global Securities

    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

    If debt securities are issued only in the form of a global security, an investor should be aware of the following:

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  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

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  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "—Legal Ownership of Debt Securities" above;

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  An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

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  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

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  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

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  The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

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  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

  Special Situations When a Global Security Will Be Terminated

    In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "—Legal Ownership of Debt Securities".

    The special situations for termination of a global security are as follows:

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  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

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  if we notify the trustee that we wish to terminate that global security; or

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  if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "—Default, Remedies and Waiver of Default".

    If a global security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Ranking

    Each series of debt securities will not be secured by any property or assets of Corning or Corning Finance B.V., and will not be subordinated to any other obligations of either Corning or Corning Finance B.V., as applicable.

Full and Unconditional Guarantee of the Debt Securities of Corning Finance B.V.

    All debt securities issued by Corning Finance B.V. will be fully and unconditionally guaranteed under a guarantee by Corning of the payment of principal of, and any premium, interest and "additional amounts" on, these debt securities when due, whether at maturity or otherwise. For a discussion of the payment of "additional amounts", please see "—Payment of Additional Amounts with Respect to the Guaranteed Debt Securities". Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against Corning Finance B.V. before they proceed directly against Corning.

Payment of Additional Amounts With Respect to the Guaranteed Debt Securities

    Unless otherwise indicated in your prospectus supplement, all amounts of principal of, and any premium and interest on, any guaranteed debt securities will be paid by Corning Finance B.V. without deduction or withholding for any taxes, assessments or other charges imposed by the government of The Netherlands, or the government of a jurisdiction in which a successor to Corning Finance B.V. is organized. If deduction or withholding of any of these charges is required by The Netherlands, or by a jurisdiction in which a successor to Corning Finance B.V. is organized, Corning Finance B.V. will pay as additional interest any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these "additional amounts" do not include:

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  the amount of any tax, assessment or other governmental charge imposed by any unit of the United States;

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  the amount of any tax, assessment or other governmental charge which is only payable because either:

  —   a type of connection exists between the holder and The Netherlands; or

  —   the holder presented the debt security for payment more than 30 days after the date on which the relevant payment became due or was provided for, whichever is later;

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  the amount of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from a payment on the debt securities;

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  the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the beneficial owner of the debt security failing to comply with a request from us to either provide information concerning the beneficial owner's nationality, residence or identity or make any claim to satisfy any information or reporting requirement, if the completion of either would have provided an exemption from the applicable governmental charge;

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  the amount of any tax, assessment or other governmental charge where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

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  the amount of any tax, assessment, or other governmental charge presented for payment by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant debt securities to another Paying Agent in a Member State of the EU; or

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  any combination of the taxes, assessments or other governmental charges described above.

The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments.

    The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to debt securities.

Redemption and Repayment

    Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

    If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

    If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

    If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

    In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 15 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "—Notices".

    If a debt security represented by a global security is subject to repayment at the holder's option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

    In the event that the option of the holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

    We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Optional Tax Redemption

    Unless otherwise indicated in your prospectus supplement, except in the case of debt securities that have a variable rate of interest, which may be redeemed on any interest payment date, Corning Finance B.V. may redeem each series of its debt securities at its option in whole but not in part at any time. Except in the case of outstanding original issue discount debt securities which may be redeemed at the redemption price specified by the terms of that series of debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption, if:

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  Corning Finance B.V. would be required to pay additional amounts, as a result of any change in the tax laws of The Netherlands which becomes effective on or after the date of issuance of that series, as explained above under "—Payment of Additional Amounts With Respect to the Guaranteed Debt Securities", or

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  as a result of any change in any treaty affecting taxation to which The Netherlands, or a jurisdiction in which a successor to Corning Finance B.V. is organized, is a party which becomes effective on or after a date on which Corning borrows money from Corning Finance B.V., Corning would be required to deduct or withhold tax on any payment to Corning Finance B.V. to enable it to make any payment of principal, premium, if any, or interest.

    In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us.

Conversion

    Your debt securities may be convertible into or exchangeable for common stock or other securities of Corning if your prospectus supplement so provides. If your debt securities are convertible or exchangeable, your prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. Your prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities of Corning to be received by you upon conversion or exchange.

Mergers and Similar Transactions

    We are generally permitted to merge or consolidate with another entity. We are also permitted to sell substantially all our assets to another entity. We may not take any of these actions, however, unless all the following conditions are met:

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  Where we merge out of existence or sell our assets, the successor firm must agree to be legally responsible for the debt securities and must be organized as a corporation, partnership, trust, limited liability company or similar entity. In the case of a merger or consolidation of Corning, the successor firm may not be organized under a foreign country's laws, that is, it must be organized under the laws of a State or the District of Columbia or under federal law. In the case of a merger or consolidation of Corning Finance B.V., the successor firm may be organized under the laws of any jurisdiction.
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  The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under "—Events of Default". A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.
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  It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called "liens." This limitation is discussed below under "—Restrictive Covenants and Defeasance—Restrictions on Liens". If a merger or other transaction would create any liens on our property, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.
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  In the case of the guaranteed debt securities, the successor to Corning Finance B.V., if not organized in the United States, must agree to pay the holder of each guaranteed debt security any "additional amounts" or other expenses imposed on the holder as a result of the merger, consolidation or sale, as explained above under "—Payment of Additional Amounts with Respect to the Guaranteed Debt Securities".

Restrictive Covenants and Defeasance

  Restrictions on Liens

    In each indenture, Corning promises that it will not become nor permit any of its domestic subsidiaries to become obligated on any new debt that is secured by a lien on any of its or its domestic subsidiary's principal domestic manufacturing properties, or on any shares of stock or debt of any of its domestic subsidiaries, unless it grants an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities and, if applicable, the guarantees.

    Corning does not need to comply with this restriction if the amount of all debt that is secured by liens on its principal domestic manufacturing properties is less than 10% of its consolidated net tangible assets. In performing this calculation, debt secured would include the new debt and the securities which it would secure as described in the previous paragraph.

    This restriction on liens does not apply to debt secured by the following types of liens, and Corning can disregard this debt when we calculate the limits imposed by this restriction:

  •
  liens on the property of any domestic subsidiaries of Corning, or on their shares of stock or debt, if those liens existed at the time the corporation became a domestic subsidiary of Corning or as of the date that debt securities are first issued under the applicable indenture;
  •
  liens in favor of Corning or its domestic subsidiaries;
  •
  some mechanics' liens, tax liens, liens in favor of, and to secure payments or the acquisition of property from any governmental body by law or because of a contract Corning has entered into, and other liens incidental to construction, conduct of business or ownership of its property or of any domestic subsidiary;
  •
  liens on property that existed at the time Corning acquired the property, including property it may acquire through a merger or similar transaction, or that it granted in order to purchase, alter or construct the property, sometimes called "purchase money mortgages"; and
  •
  liens arising from any judgment, decree or order of a court so long as proceedings to review these judgments have not been terminated or the period in which to initiate proceedings has not expired.

    Corning can also disregard debt secured by liens that extend, renew or replace any of these types of liens.

    Corning and its subsidiaries are permitted to have as much unsecured debt as they may choose, and neither indenture restricts liens on any of the shares of stock of Corning or of less than 80%-owned subsidiaries.

  Restrictions on Sales and Leasebacks

    In each indenture, Corning promises that neither it nor any of its domestic subsidiaries will enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless it complies with this restrictive covenant. A "sale and leaseback transaction" generally is an arrangement between Corning or a domestic subsidiary and a bank, insurance company or other lender or investor where Corning or the domestic subsidiary lease a principal domestic manufacturing property, for more than three years, which was or will be sold by Corning or the domestic subsidiary to that lender or investor more than 180 days after the completion of construction of the property and the beginning of its full operation.

    Corning does not need to comply with this restriction if the amount of attributable debt is less than 10% of its consolidated net tangible assets. Corning can comply with this restrictive covenant if it retires an amount of funded debt, within 180 days of the transaction, equal to at least the net proceeds of the sale of the principal domestic manufacturing property that it leases in the transaction or the fair value of that property, subject to credits for voluntary retirements of debt securities and funded debt we may make, whichever is greater.

    This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between Corning and one of its domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less.

  Definitions Relating to our Restrictive Covenants

    Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

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  "attributable debt" means the total net amount of rent, discounted at a rate of 15% per annum compounded semi-annually, that is required to be paid during the remaining term of any lease.
  •
  "consolidated net tangible assets" is the total amount of assets, less reserves and other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as these amounts appear on the most recent consolidated balance sheet of Corning and computed in accordance with generally accepted accounting principles.
  •
  A "domestic subsidiary" means any subsidiary of Corning except one which neither transacts a substantial portion of its business in the United States nor regularly keeps a substantial portion of its assets, other than intangible assets, in the United States, or one that is used primarily to finance the operations of Corning outside of the United States. A "subsidiary" is a corporation or any other entity in which Corning and/or one or more of its other subsidiaries owns at least 80% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.
  •
  "funded debt" means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.
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  A "principal domestic manufacturing property" is any building or other structure or facility, and the land on which it sits and its associated fixtures, that Corning uses primarily for manufacturing or processing, that has a gross book value in excess of 3% of consolidated net tangible assets and that is located in the United States, other than a building, structure or other facility that is financed by industrial revenue bonds or that the board of directors of Corning has determined is not of material importance to the total business that Corning and its subsidiaries conduct.

  Defeasance and Covenant Defeasance

    Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt securities. In general, we expect these provisions to apply to each U.S. dollar-denominated debt security that is not a floating rate or indexed debt security.

    Full Defeasance.  If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on your debt securities. This is called full defeasance. To do so, each of the following must occur:

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  We must deposit in trust for the benefit of all holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your debt securities on their various due dates;
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  There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves. Under current federal tax law, the deposit and our legal release from the debt security would be treated as though we took back your debt security and gave you your share of the cash and debt security or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security; and

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  We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

    If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for payment in the event of any shortfall.

    Covenant Defeasance.  Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to your debt security. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

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  We must deposit in trust for the benefit of the holders a combination of money and government or U.S. government notes or bonds that will generate enough cash to make interest, principal and other payments on your debt security on their various due dates; and
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  We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves.

    If we accomplish covenant defeasance with regard to your debt security, the following provisions of the indenture and the debt securities would no longer apply:

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  The condition regarding the treatment of liens when we merge or engage in similar transactions, as described above under "—Restrictions on Liens" and "—Restrictions on Sales and Leasebacks" and any other covenants that your prospectus supplement may state are applicable to your debt security.
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  The events of default resulting from a breach of covenants, described below in the fourth item under "—Default, Remedies and Waiver of Default—Events of Default".

    If we accomplish covenant defeasance, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, like our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

    You will have special rights if an event of default with respect to your debt security occurs and is not cured, as described in this subsection.

  Events of Default

    With respect to your debt security, when we refer to an event of default, we mean any of the following:

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  We do not pay interest on a debt security within 30 days of its due date.
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  We do not pay the principal or any premium on a debt security on its due date.
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  We do not deposit any sinking fund payment on its due date.
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  We remain in breach of our covenants described under "—Restrictive Covenants and Defeasance—Restrictions on Liens" and "—Restrictive Covenants and Defeasance—Restrictions on Sales and Leasebacks" above, or any other covenant we make in the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt security of the affected series.

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  We file for bankruptcy or other events in bankruptcy, insolvency or reorganization occur.
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  Any other event of default described in the prospectus supplement occurs.

  Remedies if an Event of Default Occurs

    If an event of default has occurred and has not been cured or waived, the trustee or the holders of 25% or more in principal amount of all debt securities of the affected series may declare the entire principal amount of all the debt securities to be due immediately. If an event of default occurs because of events in bankruptcy, insolvency or reorganization relating to Corning, the entire principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder.

    Each of the situations described above is called an acceleration of the maturity of the affected debt securities. If the maturity of any debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities affected by the acceleration may cancel the acceleration for all the affected debt securities.

    If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the applicable indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

    Except as described in the prior paragraph, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the relevant series of debt securities.

    Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

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  The holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.
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  The holders of 25% or more in principal amount of all of the relevant debt securities must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.
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  The trustee must not have taken action for 60 days after the above steps have been taken. During those 60 days, the holders of a majority in principal amount of the related series of debt securities must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of all the relevant series of debt securities.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after their due date.

  Waiver of Default

    The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all of the relevant series of debt securities. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on a particular debt security, however, without the approval of the holder of that debt security.

  We will Give the Trustee Information About Defaults Annually

    We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Modification and Waiver of Covenants

    There are three types of changes we can make to the indenture and the debt securities.

  Changes Requiring Each Holder's Approval

    First, there are changes that we or the trustee cannot make without the approval of each holder of debt security affected by the change. We cannot:

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  change the stated maturity for any principal or interest payment on a debt security;

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  reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

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  in the case of the guaranteed debt securities, change any obligation to pay additional amounts, as explained above under "—Payment of Additional Amounts with Respect to the Guaranteed Debt Securities";

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  permit redemption of a debt security if not previously permitted;

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  impair any right a holder may have to require repayment of its debt security;

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  change the currency of any payment on a debt security other than as permitted by the debt security;

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  change the place of payment on a debt security, if it is in non-global form;

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  impair a holder's right to sue for payment of any amount due on its debt security;

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  reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken together, the approval of whose holders is needed to change the indenture or the debt securities;

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  reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken separately or together, as the case may be, the consent of whose holders is needed to waive our compliance with the applicable indenture or to waive defaults; and

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  change the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

  Changes Not Requiring Approval

    The second type of change does not require any approval by holders of the debt securities. This type is limited to clarifications and changes that would not adversely affect the debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under each indenture after the changes take effect.

    We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities or other debt securities.

  Changes Requiring Majority Approval

    Any other change to each indenture and the debt securities would require the following approval:

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  If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the relevant series of debt securities.

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  If the change affects more than one series of debt securities issued under each indenture, it must be approved by the holders of a majority in principal amount of the series affected by the change, with all affected series voting together as one class for this purpose.

    In each case, the required approval must be given by written consent.

    The same majority approval would be required for us to obtain a waiver of any of our covenants in each indenture. Our covenants include the promises we make about merging and putting liens on our interests, which we describe above under "—Mergers and Similar Transactions" and "—Restrictive Covenants and Defeasance". If the holders agree to waive a covenant, we will not have to comply with it.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the applicable indenture or the debt securities or request a waiver.

Form, Exchange and Transfer

    If the debt securities cease to be issued in global form, they will be issued:

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  only in fully registered form;

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  without interest coupons; and

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  unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000;

    You may exchange your debt securities that are not in global form for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

    You may exchange or transfer your debt securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

    You will not be required to pay a service charge to transfer or exchange your debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with your proof of legal ownership.

    If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

    If any debt securities are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

    If a debt security is issued as a global security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Payment Mechanics

  Who Receives Payment

    If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date (see below) relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depositary.

  How We Will Make Payments Due in U.S. Dollars

    We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

    Payments on Global Securities.  We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "—What Is a Global Security?".

    Payments on Non-Global Securities.  We will make payments on a debt security in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

    Alternatively, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

  How We Will Make Payments Due in Other Currencies

    We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

    Payments on Global Securities.  We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows.

    Unless otherwise indicated in your prospectus supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global security is held of your election:

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  on or before the applicable regular record date, in the case of a payment of interest; or

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  on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

    You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

    Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

    DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

    If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

    If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under "—Conversion to U.S. Dollars". We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

Indirect holders of a global security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

    Payments on Non-Global Securities.  Except as described in the last paragraph under this heading, we will make payments on debt securities in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

    If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

    Although a payment on a debt security in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Book-entry and other indirect holders of a debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

    Conversion to U.S. Dollars.  When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global security or a non-global security as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all holders of debt securities, if any, requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

    To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation.

    A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

    When the Specified Currency is not Available.  If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available to us due to circumstances beyond our control—which may include the imposition of exchange controls or a disruption in the currency markets—we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the most recently available exchange rate.

    For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then-most recent day to which that Bank has quoted that rate.

    The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under either indenture.

    The Euro.  The euro may be a specified currency for some debt securities. On January 1, 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. During a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months thereafter, the former national currencies of these 11 member states will continue to be legal tender in their country of issue, at rates irrevocably fixed on December 31, 1998.

    Exchange Rate Agent.  If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

    All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable prospectus supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

  Payment When Offices Are Closed

    If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

  Paying Agent

    We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

  Unclaimed Payments

    Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

    Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

    J. P. Morgan Chase & Co. is initially serving as the trustee for the debt securities to be issued under the indentures. J. P. Morgan Chase & Co. acts as the trustee of our investment plans and has provided commercial banking and other services for us and our related companies in the past and is expected to do so in the future.

Service of Process

    Corning Finance B.V. has appointed CT Corporation System acting through its office at 1633 Broadway, New York, New York, as its authorized agent for service of process in any legal action or proceeding to which it is a party relating to the indenture, the guaranteed debt securities or the full and unconditional guarantee brought in any federal or state court in New York City and has submitted to the non-exclusive jurisdiction of those courts.

DESCRIPTION OF WARRANTS

    Corning may issue warrants to purchase its debt securities, as well as warrants to purchase its preferred or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between Corning Incorporated and a bank or trust company, as warrant agent, all as will be set forth in the related prospectus supplement.

Debt Warrants

    The following briefly summarizes the material terms of the debt warrant agreement, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the applicable debt warrant agreement which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

  General

    Corning may issue warrants for the purchase of its debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

    The debt warrants are to be issued under debt warrant agreements to be entered into between Corning and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of debt warrant agreement.

  Terms of the Debt Warrants to be Described in the Prospectus Supplement

    The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

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  the initial offering price;
  •
  the currency or currency unit in which the price for the debt warrants is payable;
  •
  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;
  •
  the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;
  •
  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;
  •
  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;
  •
  the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

  •
  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;
  •
  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and
  •
  any other terms of the debt warrants.

    Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

  Exercise of Debt Warrants

    Unless otherwise provided in the related prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by us, unexercised debt warrants will become void.

    Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

    If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you.

  Modifications

    The debt warrant agreement may be amended by Corning and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that Corning may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect. Corning and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

  •
  An increase in the exercise price of the debt warrants;
  •
  A shortening of the period of time during which the debt warrants may be exercised;

  •
  Any material and adverse change that affects the exercise rights of the owners of the debt warrants; or
  •
  A reduction in the number of debt warrants whose owners must consent to the modification or amendment of the debt warrant agreement or the terms of the equity warrants.

  Merger, Consolidation, Sale or Other Dispositions

    Under the debt warrant agreement, Corning may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Corning, the successor or assuming corporation will succeed to and be substituted for Corning, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as Corning. Corning will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants.

  Enforceability of Rights, Governing Law

    The debt warrant agent will act solely as the agent of Corning in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Corning suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by the laws of the State of New York.

Equity Warrants

    The following briefly summarizes the material terms and provisions of the equity warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the equity warrants that are offered by Corning, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

  General

    Corning may issue warrants for the purchase of its equity securities such as its preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

    The equity warrants are to be issued under equity warrant agreements to be entered into between Corning and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement. A form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of equity warrant agreement.

  Terms of the Equity Warrants to be Described in the Prospectus Supplement

    The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement. This description will include:

  •
  the title of the equity warrants;
  •
  the securities for which the equity warrants are exercisable;
  •
  the price or prices at which the equity warrants will be issued;
  •
  if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;
  •
  if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;
  •
  if applicable, a discussion of any material federal income tax considerations; and
  •
  any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

    Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of Corning.

    The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment if Corning issues a stock dividend to holders of common stock or preferred stock, or if Corning declares a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. Instead of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, Corning may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. Corning may, at its option, reduce the exercise price at any time. Corning will not issue fractional shares upon exercise of equity warrants, but Corning will pay the cash value of any fractional shares otherwise issuable.

    Notwithstanding the previous paragraph, if there is a consolidation, merger, or sale or conveyance of substantially all of the property of Corning, the holder of each outstanding equity warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

  Exercise of Equity Warrants

    Unless otherwise provided in the related prospectus supplement, each equity warrant will entitle the holder of equity warrants to purchase for cash the principal amount of equity securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the equity warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by Corning Incorporated, unexercised equity warrants will become void.

    Equity warrants may be exercised as set forth in the prospectus supplement relating to the equity warrants. Upon receipt of payment and the equity warrant certificate properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the prospectus supplement, Corning will, as soon as practicable, forward the equity securities purchasable upon exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining amount of equity warrants.

    If you hold your interest in an equity warrant indirectly, you should check with the institution through which you hold your interest in the equity warrant to determine how these provisions will apply to you.

  Modifications

    The equity warrant agreement may be amended by Corning and the equity warrant agent, without the consent of the holder of any equity warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the equity warrant agreement, or making any provisions in regard to matters or questions arising under the equity warrant agreement that Corning may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of equity warrant certificates in any material respect. Corning and the equity warrant agent also may modify or amend the equity warrant agreement and the terms of the equity warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised equity warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

  •
  An increase in the exercise price of the equity warrants;
  •
  A shortening of the period of time during which the equity warrants may be exercised;
  •
  Any material and adverse change that affects the exercise rights of the owners of the equity warrants; or
  •
  A reduction in the number of equity warrants whose owners must consent to the modification or amendment of the equity warrant agreement or the terms of the equity warrants.

  Merger, Consolidation, Sale or Other Dispositions

    Under the equity warrant agreement, Corning may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Corning, the successor or assuming corporation will succeed to and be substituted for Corning, with the same effect as if it had been named in the equity warrant agreement and in the equity warrants as Corning. Corning will then be relieved of any further obligation under the equity warrant agreement or under the equity warrants.

  Enforceability of Rights, Governing Law

    The equity warrant agent will act solely as the agent of Corning in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Corning suitable to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of equity warrants and the applicable equity warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

    The following briefly summarizes the material terms of the preferred stock of Corning, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Corning which will be described in more detail in any prospectus supplement relating to such series. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

    Corning is authorized to issue up to 10,000,000 shares of preferred stock, par value $100 per share. Under the certificate of incorporation of Corning, the board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

  •
  the number of shares to be included in the series;

  •
  the designation, powers, preferences and rights of the shares of the series; and

  •
  the qualifications, limitations or restrictions of the series, except as otherwise stated in the certificate of incorporation.

    Prior to the issuance of any series of preferred stock, the board of directors will adopt resolutions creating and designating the series as a series of preferred stock and will file an amendment to the certificate of incorporation setting forth the terms of the series. Shareholders will not need to approve this amendment.

    At March 5, 2001, Corning had authorized the issuance of:

  •
  2,400,000 shares of Series A junior participating preferred stock, par value $100 per share, upon exercise of preferred share purchase rights associated with each share of common stock outstanding. See "Description of Common Stock—Rights Agreement"; and

  •
  316,822 shares of Series B cumulative convertible preferred stock, par value $100 per share.

    In addition, as described under "Description of Depositary Shares", Corning, at its option, instead of offering full shares of any series of preferred stock, may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

    The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Shares of preferred stock issued by Corning may have the effect of rendering more difficult or discouraging an acquisition of Corning deemed undesirable by the board of directors.

    The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Corning.

    The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to these series.

Rank

    Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, shares of one series will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

    Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Corning on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

    Corning may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for either of the following:

  •
  all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

  •
  the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

    Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

    Similarly, Corning may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any of its other stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payments for:

  •
  all prior dividend periods if the other series of preferred stock pays dividends on a cumulative basis; or

  •
  the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

    The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock of Corning.

Redemption

    If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or that of the holder's, and may be mandatorily redeemed.

    Any restriction on the repurchase or redemption by Corning of its preferred stock while there is any arrearage in the payment of dividends will be described in the relevant prospectus supplement.

    Any partial redemptions of preferred stock will be made in a way that the board of directors of Corning decides is equitable.

    Unless Corning defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Anti-takeover Provisions

    See "Description of Common Stock Fair—Price Amendment" and "Description of Common Stock—Other Anti-takeover Provisions of the Certificate of Incorporation and By-Laws" for a discussion of provisions of the certificate of incorporation and by-laws of Corning that would have an effect of delaying, deferring or preventing a change in control of Corning.

Liquidation Preference

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Corning, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock relating to liquidation, including Corning's common stock.

    If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and the other securities will share in any distribution of available assets of Corning on a ratable basis in proportion to the full liquidation preferences. Holders of these series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

    The holders of shares of preferred stock will have no voting rights, except:

  •
  as otherwise stated in the prospectus supplement;

  •
  as otherwise stated in the certificate of designation establishing the series; or

  •
  as required by applicable law.

Outstanding Preferred Stock

    At March 5, 2001, there were 79,725 shares of Series B preferred stock outstanding.

Series B Preferred Stock

    Cumulative cash dividends at the rate of 8% per annum are payable on shares of the Series B preferred stock that have been issued. Corning has regularly paid dividends on the Series B preferred stock. No dividends may be paid or declared on the Series A preferred stock or the common stock unless all dividends for all prior dividend periods have been paid or declared on the Series B preferred stock.

    Holders of Series B preferred stock are entitled to vote together with the holders of common stock and not as a separate class, on all matters submitted to holders of the common stock. Each share of Series B preferred stock has fourteen votes, subject to adjustment.

    Holders of Series B preferred stock have no preemptive rights. In the event of a liquidation, dissolution or winding-up of Corning, holders of Series B preferred stock would be entitled to receive a distribution in the amount of $100 per share, plus accrued and unpaid dividends, before any distribution on the common stock or Series A preferred stock.

    The Series B preferred stock is redeemable, in whole or in part, at the election of Corning, at any time, at $100 per share.

    The Series B preferred stock is subject to redemption, at the option of the holder, at any time upon five business day's notice, at a redemption price equal to $100 plus accrued and unpaid dividends, if the proceeds are necessary:

  •
  to make a distribution pursuant to an investment election made under one of the investment plans of Corning; or

  •
  to satisfy any indebtedness to which the investment plans of Corning are subject, provided that this payment is necessary to remedy or prevent a default under the applicable indebtedness.

    Corning, at its option, may make payment of the redemption price required upon redemption of shares of Series B preferred stock in cash or in shares of common stock, or in any combination of shares of common stock and cash.

    The Series B preferred stock is convertible at the option of the holder, at any time, into common stock at a conversion price of $6.96 per share of common stock, each share of Series B preferred stock being valued at $100 for the purpose of this conversion, producing a conversion ratio equal to 14.37 shares of common stock for each share of Series B preferred stock so converted, subject to adjustments to prevent dilution.

DESCRIPTION OF DEPOSITARY SHARES

    The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the applicable prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of deposit agreement.

General

    Corning may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If it decides to do so, Corning will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

    The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Corning and a bank or trust company selected by Corning having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

    The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders.

    The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with the approval of Corning, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Redemption of Preferred Stock

    If Corning is to redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

    Whenever Corning redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

Withdrawal of Preferred Stock

    Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for that series of preferred stock.

    However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

    When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

    Corning will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Corning and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary receipts after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

  •
  all outstanding depositary shares have been redeemed;

  •
  each share of preferred stock has been converted into or exchanged for common stock; or

  •
  a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Corning.

    Corning may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

    No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than Corning, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

    The preferred stock depositary may resign at any time by delivering to Corning notice of its intent to do so, and Corning may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

    The preferred stock depositary will forward all reports and communications from Corning which are delivered to the preferred stock depositary and which Corning is required to furnish to the holders of the deposited preferred stock.

    Neither the preferred stock depositary nor Corning will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Corning and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Corning and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON STOCK

    Corning has authorized the issuance of 3,800,000,000 shares of common stock, par value $.50 per share. As of March 5, 2001, Corning had 928,176,165 shares outstanding. Each holder of common stock is entitled to one vote per share for all matters to be voted on by shareholders of Corning Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock. The current quarterly cash dividend of Corning Incorporated is $.06 per share of common stock. The continued declaration of dividends by the board of directors is subject to the current and prospective earnings, financial condition and capital requirements of Corning Incorporated and any other factors that the board of directors deems relevant.

    Upon voluntary or involuntary liquidation, dissolution or winding up of Corning, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Computershare Investor Services, LLC. The common stock is listed on The New York Stock Exchange, Inc.

Rights Agreement

    Attached to each share of common stock is one preferred share purchase right. Each right entitles the registered holder to purchase from Corning one one-hundredth of a share of Series A preferred stock at a price of $125.00 per one one-hundredth of a share of Series A preferred stock, subject to adjustment. The rights expire on July 15, 2006, unless the final expiration date is extended or unless the rights are earlier redeemed by Corning.

    The rights represented by the certificates for common stock are not exercisable, and are not separately transferable from the common stock, until the earlier of:

  •
  ten days after a person or group, called an "acquiring person", acquires beneficial ownership of 20% or more of the common stock of Corning; or
  •
  ten business days, or a later date determined by the board of directors, after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding common stock of Corning.

    The earlier of these two dates is called the "distribution date". Separate certificates for the rights will be mailed to holders of record of the common stock as of the distribution date. The rights could then begin trading separately from the common stock.

    Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common stock having a value equal to two times the exercise price of the right. In the event that Corning is acquired in a merger, consolidation, or other business combination transaction or more than 50% of its assets, cash flow or earning power is sold or transferred, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common stock of the surviving corporation having a value equal to two times the exercise price of the right.

    At any time after the acquisition by the acquiring person of beneficial ownership of 20% or more of the outstanding shares of the common stock of Corning and before the acquisition by the acquiring person of 50% or more of the voting power of the outstanding shares of the common stock of Corning, the board of directors may exchange the rights, other than rights owned by the acquiring person, which would have become void, in whole or in part, at an exchange ratio of one share of our common stock per right, subject to adjustment.

    The rights are redeemable in whole, but not in part, at $.01 per right until any person or group becomes an acquiring person. The ability to exercise the rights terminates at the time that the board of directors elects to redeem the rights. Notice of redemption will be given by mail to the registered holders of the rights. At no time will the rights have any voting rights. The rights agent is Computershare Investor Services, LLC.

    The exercise price payable, and the number of shares of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

  •
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A preferred stock;
  •
  upon the grant to holders of the shares of Series A preferred stock of rights or warrants to subscribe for or purchase shares of Series A preferred stock at a price, or securities convertible into shares of Series A preferred stock with a conversion price, less than the then current market price of the shares of Series A preferred stock; or
  •
  upon the distribution to holders of the shares of Series A preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A preferred stock, or of subscription rights or warrants, other than those referred to above.

    The number of outstanding rights and the number of one one-hundredths of a share of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of, or stock dividend on, or subdivision, consolidation or combination of, the common stock prior to the distribution date. With some exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price.

    Upon the exercise of the rights, no fractional shares of Series A preferred stock will be issued and instead an adjustment in cash will be made. However, fractional shares of Series A preferred stock may be issued where these fractions are integral multiples of one-hundredth of a share which may, at the election of Corning, be evidenced by depositary receipts.

    The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors of Corning, except in the case of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since, subject to exceptions, the rights may be redeemed by us at $.01 per right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the common stock. The redemption of the rights may be made effective at any time, on any basis, and with any conditions that the board of directors in its sole discretion may establish.

    The shares of Series A preferred stock purchasable upon exercise of the right will rank junior to all other series of preferred stock of Corning, including the Series B preferred stock, or any similar stock that specifically provides that it ranks prior to the shares of Series A preferred stock. The shares of Series A preferred stock will be nonredeemable. Each share of Series A preferred stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the shares of Series A preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A preferred stock will have 100 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the value of the interest in a share of Series A preferred stock purchasable upon the exercise of each right should approximate the value of one share of common stock.

    The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated as of June 5, 1996, between Corning and the rights agent, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference in the Registration Statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy.

Fair Price Amendment

    In 1985, shareholders of Corning adopted a "fair price amendment" to the certificate of incorporation of Corning that, in general, requires the approval by the holders of at least 80% of the voting power of the outstanding capital stock of Corning entitled to vote generally in the election of directors as a condition for mergers and other forms of business combinations with any beneficial owner of more than 10% of this voting power unless:

  •
  the transaction is approved by at least a majority of the "continuing directors", as defined in the certificate of incorporation; or
  •
  minimum price, form of consideration and procedural requirements are met.

    Amendment or repeal of this provision or the adoption of any inconsistent provision requires the affirmative vote of at least 80% of the voting stock unless the proposed amendment or repeal or the adoption of the inconsistent provisions were approved by two-thirds of the entire board of directors and a majority of the continuing directors.

Other Anti-takeover Provisions of the Certificate of Incorporation and By-Laws

    In addition to the preferred share purchase rights and the fair price amendment, the certificate of incorporation and by-laws of Corning contain other provisions that may discourage a third party from seeking to acquire Corning or to commence a proxy contest or other takeover-related action. Corning has classified its board of directors so that one-third of the board is elected each year to three-year terms of office. In addition, holders of common stock may remove a director from office at any time prior to the expiration of his or her term only with cause and by vote of a majority of holders of common stock outstanding. These provisions, together with provisions concerning the size of the board and requiring that premature vacancies on the board be filled only by a majority of the entire board, may not be amended, altered or repealed, nor may we adopt any inconsistent provisions without the affirmative vote of at least 80% of the voting stock of Corning or the approval of two-thirds of the entire board of directors.

    The by-laws of Corning contain procedural requirements with respect to the nomination of directors by shareholders that require, among other things, delivery of notice by nominating shareholders to its Secretary not later than 90 days nor more than 120 days prior to the date of the shareholders meeting at which the nomination is to be considered. The by-laws do not provide that a meeting of the board of directors may be called by shareholders.

    The certificate of incorporation of Corning provides that no director will be liable to Corning or its shareholders for a breach of duty as a director except as provided by the New York Business Corporation Law.

    The effect of these provisions may be to deter attempts either to obtain control of Corning or to acquire a substantial amount of its stock, even if a proposed acquisition transaction were at a significant premium over the then-prevailing market value of the common stock, or to deter attempts to remove the board of directors and management of Corning, even though some or a majority of the holders of common stock may believe these actions to be beneficial.

PLAN OF DISTRIBUTION

    We may sell securities to or through underwriters, and we may also sell securities directly to other purchasers or through agents. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent and these underwriters will be obligated to purchase all the securities if any are purchased.

    The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the method of distribution of the securities.

    In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriter, dealer or agent that will participate in the distribution of the securities will be identified, and any compensation it will receive will be described, in the prospectus supplement.

    Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make relating to these liabilities. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

    If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

VALIDITY OF SECURITIES

    The validity of the securities is being passed on for us by William D. Eggers, Esq., Senior Vice President and General Counsel of Corning, and for any underwriters, dealers or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York. Mr. Eggers owns substantially less than 1% of the outstanding shares of Corning common stock.

EXPERTS

    The consolidated financial statements of Corning incorporated in this prospectus by reference to Corning's Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with SEC. This prospectus is a part of that registration statement, which includes additional information.

    Corning files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

    This prospectus incorporates by reference the documents listed below that Corning has previously filed with the SEC. They contain important information about Corning and its financial condition.

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  Annual Report on Form 10-K for the year ended December 31, 2000;

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  Current Reports on Form 8-K filed on January 25, 2001 and February 23, 2001; and

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  Registration Statement on Form 8-A containing a description of our preferred share rights plan filed on July 11, 1996.

    We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 4 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offerings covered by this prospectus.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Corning Incorporated
    One Riverfront Plaza
    Corning, New York 14831
    Attention: Secretary
    (607) 974-9000

    Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$600,000,000

Corning Incorporated

3.50% Convertible Debentures
due November 1, 2008

Goldman, Sachs & Co.

JPMorgan

Banc of America Securities LLC

Salomon Smith Barney

Credit Suisse First Boston

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
Corning Incorporated
The Offering
Summary Consolidated Financial Data
Notes to Summary Financial Information
RISK FACTORS
Risks Related to Our Business
Risk Related to the Debentures
Risks Related to Our Common Stock
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
DESCRIPTION OF THE DEBENTURES
General
Book-Entry System
Optional Redemption by Corning Incorporated
Conversion Rights
Repurchase at Option of Holders upon a Change in Control
Covenants Not Applicable to the Debentures
Governing Law
Information about the Trustee, Paying Agent and Conversion Agent
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
U.S. Holders
Non-U.S. Holders
UNDERWRITING
VALIDITY OF SECURITIES

CORNING INCORPORATED
CORNING FINANCE B.V.
RISK FACTORS
USE OF PROCEEDS
SECURITIES WE MAY ISSUE
RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES INCLUDING PREFERRED STOCK DIVIDENDS
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
DESCRIPTION OF WARRANTS
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION